                                                                  Exhibit (8)(a)
                            MASTER SERVICES AGREEMENT

                                  BY AND AMONG

 SUNAMERICA ANNUITY AND LIFE ASSURANCE COMPANY, AMERICAN GENERAL LIFE INSURANCE COMPANY OF DELAWARE AND THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF
                                    NEW YORK

                                       AND

                                   SE(2), INC.

                             DATED FEBRUARY 1, 2011

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                                TABLE OF CONTENTS

                                                                            Page

1.   SERVICES ..............................................................   1
     1.1.   General ........................................................   1
     1.2.   Scope of Services...............................................   1
     1.3.   Payments and Collections........................................   3
     1.4.   Service Levels..................................................   5
     1.5.   Error Detection and Correction..................................   6
     1.6.   Other State TPA Requirements....................................   7
     1.7.   Notice to Contract Holders......................................   7
     1.8.   Further Cooperation.............................................   7
     1.9.   Data Backup.....................................................   7
     1.10.  Excused Obligations.............................................   8
     1.11.  Additional Services and Change Procedures.......................   9
2.   CUSTOMER RESPONSIBILITIES .............................................  10
     2.1.   Performance of Other Functions .................................  10
     2.2.   Operating Guidelines; Changes...................................  10
     2.3.   Customer Modifications..........................................  11
     2.4.   Compliance with Applicable Law..................................  11
     2.5.   Interpretations of and Changes to Applicable Law................  12
     2.6.   Cooperation.....................................................  13
     2.7.   Policies and Procedures; Changes................................  13
     2.8.   Benefits, Premiums and Underwriting Criteria; Underwriting
            and Claims Payment Procedures; Reinsurance......................  13
     2.9.   Additional Information..........................................  14
     2.10.  Direction; Authorized Personnel.................................  14
     2.11.  Customer Personnel..............................................  14
     2.12.  Control and Supervision of Customer Personnel...................  14
3.   RECORDKEEPING AND AUDIT RIGHTS ........................................  14
     3.1    Recordkeeping - Contract Related Information ...................  14
     3.2.   Return of Contract Accounting Books and Records.................  15
     3.3.   Historical (Pre-Statement of Work) Hard Copy Records............  15
     3.4.   Back-up Storage Location........................................  16


                                       (i)

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                                TABLE OF CONTENTS

                                                                            Page

     3.5.   Segregation.....................................................  16
     3.6.   Recordkeeping - Other Records...................................  16
     3.7.   Litigation Holds................................................  16
     3.8.   Audits - General................................................  17
     3.9.   Access..........................................................  17
     3.10.  Cooperation.....................................................  17
     3.11.  Audit Support Expenses and Charges..............................  18
     3.12.  Scope of Audits.................................................  18
     3.13.  Overcharges.....................................................  18
     3.14.  No Interference.................................................  18
     3.15.  Exit Conference.................................................  19
     3.16.  Undercharges....................................................  19
     3.17.  SAS 70 Audits...................................................  19
4.   ADMINISTRATOR RESOURCES AND SECURITY ..................................  19
     4.1.   Facilities, Equipment, and Software ............................  19
     4.2.   System Modifications............................................  20
     4.3.   Security........................................................  20
     4.4.   Personnel.......................................................  21
5.   PROPRIETARY RIGHTS ....................................................  22
     5.1.   Ownership of Administrator Materials ...........................  22
     5.2.   Ownership of Customer Materials.................................  22
     5.3.   Other Developed Materials.......................................  23
     5.4.   Administrator License...........................................  23
     5.5.   Customer License................................................  24
     5.6.   Ownership of Consumer Confidential Information and Contract
            Holder Data ....................................................  24
6.   CONFIDENTIALITY / PRIVACY .............................................  24
     6.1.   General ........................................................  24
     6.2.   Permitted Use and Disclosures...................................  25
     6.3.   Confidential Information........................................  26
     6.4.   Exceptions......................................................  26
     6.5.   Separation......................................................  27
     6.6.   Additional Exceptions...........................................  27


                                      (ii)

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                                TABLE OF CONTENTS

                                                                            Page

     6.7.   Return or Destruction of Confidential Information...............  29
     6.8.   Unauthorized Acts...............................................  29
     6.9.   Action by Parties...............................................  30
     6.10.  GLB Compliance; Information Security Management Procedures......  30
7.   FEES AND PAYMENT ......................................................  31
     7.1.   General ........................................................  31
     7.2.   Proration.......................................................  31
     7.3.   Increases.......................................................  31
     7.4.   Estimates.......................................................  31
     7.5.   Pass-Through Expenses...........................................  32
     7.6.   Expenses Reimbursement..........................................  32
     7.7.   Payment Disputes................................................  32
     7.8.   Taxes...........................................................  32
     7.9.   Invoices........................................................  34
     7.10.  Payment Terms...................................................  35
     7.11.  Interest........................................................  35
8.   REPRESENTATIONS, WARRANTIES AND COVENANTS .............................  35
     8.1.   Administrator ..................................................  35
     8.2.   Mutual..........................................................  36
9.   INDEMNIFICATION AND REIMBURSEMENT FOR DATA ERRORS .....................  36
     9.1.   Administrator Indemnity ........................................  36
     9.2.   Customer's Indemnity............................................  37
     9.3.   Special Indemnification Relating to Infringement................  37
     9.4.   Acts of Employees and Subcontractors............................  38
     9.5.   Indemnification Procedures......................................  38
     9.6.   Variances.......................................................  40
10.  DISCLAIMERS, LIMITATIONS OF LIABILITY AND EXCLUSIONS OF DAMAGES .......  41
     10.1.  Disclaimer of Implied Warranties ...............................  41
     10.2.  Certain Damages Excluded........................................  41
     10.3.  Limitation on Liability.........................................  41
     10.4.  Exceptions......................................................  42
11.  OTHER RIGHTS AND OBLIGATIONS. .........................................  43


                                      (iii)

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                                TABLE OF CONTENTS

                                                                            Page

     11.1.  Independent Contractor .........................................  43
     11.2.  Subcontracting..................................................  43
     11.3.  Service Locations...............................................  44
12.  DISPUTE RESOLUTION. ...................................................  44
     12.1.  Informal Dispute Resolution ....................................  44
     12.2.  Formal Dispute Resolution.......................................  45
     12.3.  Continued Performance...........................................  45
     12.4.  Payment Dispute.................................................  45
13.  TERM AND TERMINATION. .................................................  46
     13.1.  Term ...........................................................  46
     13.2.  Termination by Customer.........................................  46
     13.3.  Termination for Insolvency......................................  48
     13.4.  Termination by Administrator....................................  48
     13.5.  Termination Pursuant to a Statement of Work.....................  49
14.  INSURANCE .............................................................  49
     14.1.  Required Insurance .............................................  49
     14.2.  Evidence of Coverage............................................  50
     14.3.  Additional Insured..............................................  50
     14.4.  Waiver of Subrogation...........................................  50
     14.5.  Non-Limitation of Insurance.....................................  50
     14.6.  Contravention of Insurance......................................  50
15.  FORCE MAJEURE .........................................................  50
     15.1.  Force Majeure Event ............................................  50
     15.2.  No Payment for Unperformed Services.............................  51
     15.3.  Disaster Recovery Plan And Crisis Management....................  51
16.  TERMINATION ASSISTANCE ................................................  52
     16.1.  Termination Assistance Services ................................  52
     16.2.  Exit Rights.....................................................  55
     16.3.  Termination of License to Customer Software.....................  57
17.  GENERAL ...............................................................  57
     17.1.  Divestiture Rights .............................................  57
     17.2.  Separation......................................................  58
     17.3.  No Publicity....................................................  59


                                      (iv)

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                                TABLE OF CONTENTS

                                                                            Page

     17.4.  No Waiver; Remedies.............................................  59
     17.5.  Certain Acknowledgments.........................................  59
     17.6.  Severability....................................................  59
     17.7.  Assignment......................................................  60
     17.8.  Governing Law...................................................  60
     17.9.  Forum...........................................................  60
     17.10. Waiver of Trial by Jury.........................................  61
     17.11. Notices.........................................................  61
     17.12. Survival........................................................  62
     17.13. EEO Requirements................................................  62
     17.14. Non-Solicitation................................................  62
     17.15. Services Provided Prior to Effective Date.......................  62
     17.16. Legal Fees......................................................  62
     17.17. Headings........................................................  63
     17.18. Governing Order; Subsequent Modifications.......................  63
     17.19. Construction....................................................  63
     17.20. Counterparts....................................................  63
     17.21. Third Party Beneficiaries.......................................  64
     17.22. Entire Agreement................................................  64


                                       (v)

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                              MASTER SERVICES AGREEMENT

This MASTER SERVICES AGREEMENT (this "Agreement") is made this First day of February, 2011 (the "Effective Date") by and among SunAmerica Annuity and Life Assurance Company ("SAAL"), American General Life Insurance Company of Delaware ("AGL DE"), The United States Life Insurance Company in the City of New York ("AI Life") and se(2), inc. ("Administrator"). Capitalized terms used in this Agreement are defined in the Glossary attached as Appendix A to this Agreement hereto and incorporated herein by reference. References throughout this
Agreement to "Customer" shall refer to each SAAL, AGL DE and AI Life, with respect to the Services provided or to be provided under each Statement of Work hereto, to which each is a party, as to be stated more fully in each such applicable SOW.

                                    RECITALS

     1. Customer issued annuity contracts and administers such policies.

     2. Administrator provides certain business process outsourcing services with respect to annuity contracts.

     3. Administrator agrees to perform the services described in this Agreement and in mutually acceptable Statements of Work executed by Customer and Administrator and incorporated by reference into this Agreement (collectively, the "Statements of Work" or "SOWs" and each, a "Statement of Work" or "SOW").

     4. Pursuant to the Letter Agreement, Administrator commenced providing Services on approximately April 1, 2010 and the Parties intend for this Agreement to govern all such services which may have been provided prior to the Effective Date.

     5. The parties acknowledge that Administrator's Affiliate, Security Distributors, Inc., ("SDI") may provide to Customer under one or more SOWs certain "Brokerage Services", as that term will be defined in each applicable SOW, in which case SDI shall become a party to this Agreement with respect to only such SOW and the applicable Brokerage Services.

1.   SERVICES

     1.1.    General.

             (a) Administrator will provide the Services to Customer for the fees or compensation set forth in this Agreement and as stated in the applicable Statement of Work, in a form similar to the form attached hereto as Exhibit 12.

             (b) As more fully described in the Agreement, Customer shall have the rights and duties under this Agreement only to the extent of the Services described or provided in the Statement of Work executed by Customer, except as may be expressly stated otherwise in this Agreement.

     1.2. Scope of Services. Administrator shall be obligated to provide only those Services, expressly listed as such in a Statement of Work; there shall be no implied Services except for tasks reasonably necessary to complete the Services within the scope of services specifically listed.

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             (a)  Underwriting  and  Claims.  Administrator  shall not be called upon to (and shall have no responsibility to) establish any underwriting criteria, benefits, or premium rates, to perform
                  or  conduct  any  actuarial  or  other  services   related  to
                  underwriting, or to establish any claims payment criteria or policies, other than to the extent expressly set forth in a
                  Statement of Work. Administrator will perform only such underwriting and claims related services as are contained in detailed written procedures provided to it by Customer; provided that: (i) in no event shall Administrator be called upon in such procedures to provide any underwriting or claims services that would require Administrator to be registered with any Governmental Authority other than such registration
                  or  licensure   as  is  otherwise   required  to  perform  the
                  administrative   Services  otherwise  described  herein,  (ii)
                  Administrator may refuse to perform a service set forth in such procedures if it reasonably concludes that performing
                  such  service  would  require   additional   registration   or
                  licensure, and (iii) such procedures must effectively render Administrator's provision of underwriting or claims related
                  services   ministerial   in   nature   and  do   not   require
                  Administrator to exercise judgment or discretion.

             (b) Transition Services - General. Administrator will perform those Services relating to transitioning the Contracts from Customer or its current service provider to Administrator (the "Transition Services") described in the Statement of Work for such services, if applicable, which will incorporate by reference therein the Transition Plan.

                  (i)     Each Party will  appoint a "Project  Manager" for each
                          Statement   of  Work  for   Transition   Services   to
                          coordinate the Transition Services.

                  (ii) The Parties acknowledge that the Transition Plan will be modified regularly as the Project Managers for the Parties mutually agree. Each Party will perform those activities described in the Transition Plan as being assigned to the particular Party.

                  (iii) Customer is responsible for assuring that the activities described in the Transition Plan assigned to Customer Designees and any other third parties, other than Administrator and its Affiliates, are completed accurately and timely.

                  (iv) As part of the Transition Services, the Administrator's Project Manager will confer regularly with the Customer's Project Manager regarding the progress, status and risks of Transition Plan. Promptly upon receiving information indicating that a Party has not performed its responsibilities or met the timetable set forth in the Transition Plan or may not be able to perform its responsibilities or meet the timetable set forth in the Transition Plan, Administrator's Project Manager will review such information with Customer's Project Manager to consider specific measures to address such delay and mitigate the risks associated therewith.

                  (v) As a regular part of performing the Transition Services, Administrator will request Customer to review and approve the accuracy and completeness of certain information and the


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                          modeling  of  other  information.   Where  information
                          provided by Customer or the prior administrator may not be complete or accurate, Administrator may request Customer to review and approve certain assumptions or work-arounds relating to such information. In any case, where Administrator requests Customer to review and approve information and Customer does approve such information, Administrator may rely on such approvals
                          and  shall  not  be  liable  for  the   inaccuracy  of
                          information presented to and approved by Customer unless such inaccuracy of information is due to the acts or omissions of the Administrator.

     1.3.    Payments and Collections.

             (a)  Premium and Other Deposit Accounts. As applicable:

                  (i) Establishment; No Withdrawals by Administrator. Customer shall establish and maintain, as determined in consultation with Administrator in connection with transfer of the administration of the Contracts to Administrator, one bank account upon which the Parties shall agree into which Administrator shall deposit, or cause to be deposited, all premiums, contributions, investments, and charges and other moneys collected or received by it on behalf of, for or as agent of Customer with respect to the Contracts. Administrator shall not have any right under any circumstance to make any disbursements or withdrawals from any such deposit account, except to the extent that any account(s) contemplated to receive moneys as a result of the settlement of fund trades may also be designated by Customer as disbursement accounts for purposes of the making of payments in connection with the settlement of fund trades. For the avoidance of doubt, the return of deposits to Administrator because the related check did not clear shall not be regarded as withdrawals or disbursements from deposit accounts by Administrator.

                  (ii) Fiduciary Accounts. In the event Customer for any reason requests Administrator to establish, and Administrator agrees to and does establish, a fiduciary deposit bank account for Customer, Administrator shall withdraw funds from such account only for the following purposes: (1) remittance to Customer of funds to which Customer is entitled; (2) deposit in an account maintained in the name of Customer; (3) transfer to and deposit in a claims paying account with claims to be paid as required under Applicable Law and Section 1.3(c) of this Agreement; (4) payment to a group policyholder for remittance to the insurer entitled to the funds; or
                          (5) remittance of return premiums to the persons entitled to the funds.

             (b)  Disbursement Accounts. As applicable:

                  (i) Establishment. Customer shall establish and maintain, as determined in consultation with Administrator, one or more bank


                                      - 3 -

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                          accounts  with such  bank(s)  upon  which the  Parties
                          shall   agree  from  which   Administrator   shall  be
                          authorized to, and shall (insofar as such accounts are
                          funded   by   Customer),    make   disbursements   and
                          withdrawals,   according  to  such   written   account
                          guidelines   as  shall   be   reasonably   agreed   by
                          Administrator,   and  Customer  in   connection   with
                          transfer of the administration of the Contracts to Administrator for purposes of performing the Services,
                          including   paying  claims  as  directed  by  Customer
                          pursuant to written instructions furnished by Customer or as Customer may otherwise direct, and to return premium overpayments for and on behalf of Customer (the "Account Guidelines") and otherwise as Customer may instruct in writing.

                  (ii)    Funding.   Administrator   shall  from  time  to  time
                          instruct Customer regarding the funding of such disbursement accounts as necessary to ensure that sufficient funds are in the appropriate accounts to pay claims and other disbursements in respect of the Contracts. Customer shall fund such accounts as reasonably instructed by Administrator. Such instructions shall be furnished by Administrator, and such funding shall be effected by Customer, according to such procedures, including advance notice requirements, as Administrator, and Customer shall reasonably agree in connection with transfer of the administration of the Contracts to Administrator. Administrator shall not be obligated to cover on behalf of Customer any disbursement account funding shortfalls that result from Customer's failure sufficiently to fund a disbursement account in accordance with its reasonable and timely funding instructions to Customer; provided that Customer shall, upon request, immediately reimburse, by wire, in accordance with wiring instructions furnished for such purpose, Administrator for any moneys it may elect to advance to cover a disbursement account funding shortfall, without interest if reimbursement is made the same day, with interest at the Fed Funds overnight rate if payment is made the next business morning, or otherwise with interest at the prime rate of interest as published in THE WALL STREET JOURNAL on the day the advance is extended.

             (c) Form of Payments. All claims, disbursements, or payments paid by Administrator on behalf of a Customer shall be paid only on checks, drafts or wire transfers of and as authorized in accordance with the Account Guidelines.

             (d)  Operation  of  Accounts.   Administrator   shall  operate  all
                  disbursement   accounts   in   accordance   with  the  Account
                  Guidelines.

             (e) Records of Receipts. Administrator shall maintain a cash receipts register of all premiums or contributions or investments received. The minimum detail required in the register shall be the date received and the amount deposited, the mode of payment, the Contract number, the name of Contract Holder,


                                      - 4 -

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                  individual premium or other consideration, other contributions
                  or   investment   amounts,   and   agent  or   other   selling
                  representative.

             (f) Records of Disbursements. The description of a disbursement shall be in sufficient detail to identify the source document substantiating the purpose of the disbursement, and shall include all of the following: (i) the date of disbursement;
                  (iii) the person to whom the disbursement was made; (iv) the amount disbursed; and (v) ledger account number. If the amount disbursed does not agree with the amount processed in the policy administration system, Administrator shall prepare a written record as to the discrepancy.

             (g) Daily Accounting. Administrator shall send daily files of cash activity for deposits to Customer detailing all
                  Contract-related transactions processed in the policy administration system and GL feed and unit activity and unit ending balances.

             (h) Currency. All transactions will be paid and reported in U.S. dollars. Administrator is under no obligation to accept premium or annuity payments, fees, or charges in any currency other than U.S. dollars.

     1.4.    Service Levels.

             (a) Adjustment of Service Levels and Redefinition of Adjustment Formulae. Exhibit 9 hereto sets forth the "Service Levels" and "Service Level Credits" for the Services. The Service Levels will be subject to adjustment in accordance with the terms of
                  Exhibit 9. The Service Credits and other express remedies stated in Exhibit 9 shall be Customer's sole remedy for Administrator's failure to attain the Performance Standards with respect only to the timeliness of such Services. Otherwise, this Section shall not (a) relieve Administrator from its obligations to perform all Services in accordance with this Agreement and (b) shall not prejudice Customer's rights to pursue any other remedies expressly stated in this Agreement with respect to Services which Administrator failed to provide in accordance with this Agreement.

             (b) Root-Cause Analysis. Upon Administrator's failure to provide the Services in accordance with the applicable Service Levels, Administrator will promptly: (i) perform a root-cause analysis to identify the cause of such failure; (ii) provide Customer with a report detailing the cause of, and procedure for correcting, such failure; (iii) provide to Customer the proposed procedure for correcting such failure; (iv) correct such failure in accordance with such procedure; (v) provide weekly (or more frequent, if appropriate) reports on the status of the correction efforts; and (vi) upon completion of the remedial steps, provide Customer with such confirmation. In addition, Administrator shall provide to Customer access to review Administrator's compliance with the remedial steps or otherwise monitor Administrator's performance as otherwise described in Section 3 of the Agreement.

             (c) Measurement and Monitoring Tools. Prior to the Commencement Date, Administrator will implement the measurement and monitoring tools and procedures required to measure and report Administrator's performance of


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                  the  Services  against the  applicable  Service  Levels.  Such measurement and monitoring tools and procedures will: (i) permit reporting at a level of detail sufficient to verify compliance with the Service Levels; and (ii) be subject to audit by Customer in accordance with the terms of the Agreement.

             (d) Default Performance Standards. If Administrator is liable for failing to meet the "Default Performance Standards" as set forth in Exhibit 9, in addition to any other remedies available to Customer, Customer may terminate this entire
                  Agreement in whole or in part under Section 13.2(a)(iv) provided that Customer provides notice to Administrator within one year after the failure to meet the Default Performance Standards. In addition, Customer may revoke its consent(s) provided under Sections 11.3 with respect to a particular subcontractor (other than an Affiliate of Administrator) and with respect to any Services if the subcontractor's involvement contributed to the Faults that make up the Default Performance Standards, by providing Administrator thirty (30) days prior written notice.

     1.5.    Error Detection and Correction.

             (a) If either Party discovers any error or mistake in any record, report, data, information, or output related to this Agreement, that Party will promptly inform the other Party, including, to the extent practicable, the details of such error or mistake necessary for Administrator or Customer, as the case may be, to identify the scope of such error or mistake. The Parties will reasonably cooperate to correct such error or mistake to mitigate the harm caused.

             (b) To the extent Customer was the cause of such error or mistake, including errors or mistakes based on inaccurate or incomplete information provided or approved during the Transition Services, Administrator shall be entitled to reasonable compensation at its then-applicable time and materials rates for its efforts relating to investigating and resolving such error or mistake as well as for correcting all related data. To the extent Administrator was the cause of such error or mistake, Administrator will not be entitled to any compensation for assisting in investigating and resolving such error or mistake and Customer, subject to the other provisions of this Agreement, including those in Article 10 below, shall be entitled to reasonable compensation for its efforts relating to investigating and resolving such error or mistake. Such compensation paid or owed by Administrator shall be considered as damages for purposes of calculating the limitations of liability in Article 10.

             (c) From time to time, Administrator may provide reports to Customer for the express purpose of asking Customer to verify the accuracy and completeness of such reports and the supporting data. The Parties will cooperate on a reasonable basis to evaluate such reports. Customer acknowledges the need for Administrator to rely on the information contained in such reports to perform the Services under this Agreement and that if Customer does not respond on a timely basis to Administrator's reasonable requests for verification, Administrator will be excused from performing

                  Services dependent on such timely verification until such time verification is provided.

     1.6. Other State TPA Requirements. The Parties acknowledge and understand that Applicable Law may provide additional rights to, and/or impose additional duties and obligations on, the Parties arising from the Applicable Law governing third party administrators ("Applicable TPA Laws"). Exhibit 1 describes those provisions required by the Applicable TPA Laws to be in an agreement between a third party service provider and an insurance company with respect to the Services provided under this Agreement, as determined by Administrator, which provisions are not otherwise in this Agreement. The provisions of Exhibit 1 are incorporated herein by reference. To the extent that an Applicable TPA Law in
             Exhibit 1 conflicts with an actual Applicable TPA Law, then the actual Applicable TPA Law shall govern to the extent of such conflict. To the extent that an Applicable TPA Law is not identified on Exhibit 1 or is modified, amended or subsequently enacted or applicable to the Administrator, then such law shall be deemed to be included in Exhibit 1. Administrator shall notify
             Customer of any changes in Applicable TPA Laws that become effective after the Effective Date where such change in law relates to the provisions required to be in an agreement between a third party service provider and an insurance company, by providing an updated Exhibit 1, with a reasonable explanation of the basis for such changes and if any such change in Applicable TPA Laws conflicts with the provisions, or otherwise impacts the terms and conditions, of this Agreement, a detailed description of such conflicts and/or impacts shall also be provided. To the extent the Applicable TPA Laws impose obligations on Administrator which Administrator believes may conflict with Administrator's obligations expressly stated in this Agreement, Administrator shall notify Customer's designated authorized officer in writing of such conflicts and such changes shall be considered a change in Applicable Law as described in Section 2.5 below.

     1.7. Notice to Contract Holders. To the extent Applicable TPA Laws require Administrator to provide written notice to each Contract Holder advising them of the identity of and the applicable relationship among Administrator, the Contract Holder and Customer, Administrator shall do so at Administrator's expense. If Customer will be sending to the Contract Holders any other communication within the time required for Administrator to send such notice, the Parties will mutually agree upon the form of notice to be sent in lieu of Administrator sending a separate notice to Contract Holders as contemplated above.

     1.8. Further Cooperation. Administrator will cooperate with Customer in connection with assistance outside the scope of the Services under this Agreement, but to the extent such cooperation requires material additional effort or resources by Administrator for which Administrator seeks additional compensation, such services or resources shall be provided in accordance with the Change Procedures.

     1.9. Data Backup. Administrator will implement and comply with (a) generally accepted industry practices for data and system backup, and (b) Customer's backup requirements set forth in the applicable Statement of Work (and if there are any inconsistencies, Customer's requirements will control). The foregoing policies, practices and requirements may be updated pursuant to the Change Procedures.

     1.10.   Excused Obligations.

             (a) Subject to Section 1.10(b), Administrator's failure to perform its obligations under this Agreement, including failure to attain any Service Levels, will be excused to the extent caused by any of the following:

                  (i) The failure of Customer, a Customer Designee or their respective employees or agents, to perform their respective obligations under this Agreement or the applicable Statement of Work;

                  (ii) violations of Applicable Law by Customer, a Customer Designee, the issuer of a Contract, any broker-dealer, agent, representative or other person on behalf of Customer in connection with a Contract, or the failure of any Contract to comply with the terms of Applicable Law to achieve the intended purpose of such Contract;

                  (iii) failure of the Operating Guidelines as approved by Customer in accordance with this Agreement to comply with Applicable Law;

                  (iv) Administrator's reliance upon Operating Guidelines approved by Customer or upon any additional policies, processes, interpretations of applicable laws and regulations, unique to administering the Contracts as provided in writing by Customer to the extent such policies, processes and interpretations were not, at the time of Administrator's reliance, superseded by a later version of the Operating Guidelines approved by Customer, all in accordance with this Agreement;

                  (v) actions or omissions by any previous administrator of the Contracts;

                  (vi) any action taken by Administrator, its Affiliate or any Permitted Subcontractor, at the request or direction of Customer or a Customer Designee or action not taken by Administrator, its Affiliate or any Permitted Subcontractor as a result of Customer not providing the appropriate written direction to act;

                  (vii)   errors  in the  Customer  Software  other  than  those
                          caused  by  Administrator,   its  Affiliates,  or  its
                          Permitted Subcontractors;

                  (viii) failures to meet any Service Level as a result of a decision by Customer or a Customer Designee;

                  (ix) any matters for which Administrator is expressly excused under this Agreement from the Service Level Defaults;

                  (x)     Customers   or   its   agents'   (including   Customer
                          Designees'), breach of the terms of any Contract or any other agreement relating to a

                          Contract, including any agreement relating to the sale of the Contract, commissions paid or payable relating to such Contract, the reinsurance of such Contract, provided that Administrator otherwise performed in all material respects with this Agreement; or

                  (xi) failures caused by inaccurate or incomplete information or data provided to Administrator, including such information provided by Customer or a Customer Designee or a Contract Holder.

             (b) Upon learning of the occurrence or likely occurrence of any of the foregoing, such Party will inform the other and the Parties will cooperate to develop and implement a mutually acceptable plan to minimize the adverse effects caused by such circumstances, in accordance with the Change Procedures.

     1.11.   Additional Services and Change Procedures.

             (a) During the term of a Statement of Work, Customer may wish to obtain additional services from Administrator, to change the Services or Service Levels, or to enhance or reduce the level of Services. Likewise, Administrator may wish to change the Services or Service Levels or to reduce the level of Services or Service Levels. Any and all requests for additional services or changes or reductions in services or Service Levels, shall be made in writing to the other Party on a Change Request Form substantially in the format set forth as Attachment A to Exhibit 7 to this Agreement.

             (b) Promptly upon receiving a written request from Customer for the performance of additional or an enhanced level of services pursuant to a Statement of Work, Administrator shall respond in writing to Customer regarding its ability and willingness to perform such additional or enhanced level of services, the schedule pursuant to which it could perform any or all such additional or an enhanced level of services, any impact to the Services, the additional fees and/or personnel, facilities, equipment, software, or other assets required to perform the additional or enhanced level of services, any relevant additional Service Levels, and any other matters relevant to the request for the performance of additional or enhanced level of services.

             (c) Promptly upon receiving a request for a change or reduction of the level of Services or Service Levels, the receiving Party shall respond to the requesting Party in writing regarding its ability and willingness to agree to the change or reduction requested, the effect of such change or reduction on, in the case of Administrator, it or its ability to perform the Services or, in the case of Customer, its ability to meet its needs and its obligations, an estimate of the charges (increased or decreased) for the Services as proposed to be changed or reduced insofar as the receiving Party is agreeable to the proposed change or reduction, and other relevant matters.

             (d) No proposed additional services by Customer, or change in or enhancement or reduction of Services or Service Levels to be provided or met by Administrator shall be effective unless and until the Parties shall agree in a written amendment to a Statement of Work, or a change order, executed and delivered by each Party, and no Party shall be obligated for additional services or to any change or reduction of the Services or Service Levels to be provided; provided that Administrator and Customer shall negotiate in good faith in respect of any and all such requests by Customer or Administrator, particularly so if and to the extent any such requests are necessitated by any changes to Applicable Law.

             (e) The services to be provided by Administrator, if and as amended and changed, shall thereupon be the "Services" for the remainder of the term of the Statement of Work, unless and until such Statement of Work is further amended in a manner that amends or changes the Services.

2.   CUSTOMER RESPONSIBILITIES

     2.1. Performance of Other Functions. Customer shall, and shall cause its personnel, agents, suppliers, clients and its other representatives to perform the functions and tasks as set forth herein and set forth in the applicable Statement of Work, if any. Furthermore, Customer acknowledges that Administrator's performance of Services may be dependent on Customer's personnel, agents, suppliers, clients and its other representatives to continue to perform all functions and tasks, if any, with respect to the Contracts that are not among the functions to be performed by Administrator. Customer shall maintain computer hardware and software capable of interfacing with Administrator's systems (insofar as contemplated for purposes of a Statement of Work), maintain telephone lines, network access and other equipment and services necessary to transmit data to and to receive data from Administrator electronically.

     2.2.    Operating Guidelines; Changes.

             (a) As part of the Transition Services, Customer and, with assistance as directed by Customer, Administrator shall prepare the first version of the Operating Guidelines. All changes to the Operating Guidelines shall be made in accordance with the Change Procedures. Each of the Parties agrees to comply with the Operating Guidelines approved in writing as the same may be updated in writing during the Term of the applicable Statement of Work.

             (b) Subject to compliance with the Change Procedures, the Parties will implement such additional policies, procedures, and updates to the Operating Guidelines that: (i) are mandated by law, rule, regulation, or changes thereto for Administrator properly and legally to perform the Services; (ii) relate to additional interpretations or directions provided by Customer in writing; or (iii) so long as they are lawful and would not impose incremental cost on Customer, are requested by Administrator to enable Administrator to more efficiently perform the Services.

             (c) Administrator shall comply with and, in accordance with the Change Procedures, incorporate promptly into the Operating Guidelines such interpretations and directions provided by Customer in writing. Administrator shall provide Customer a
                  reasonable   opportunity  to  review  such  revised

                  Operating Guidelines. If Customer does not approve such revisions to the Operating Guidelines in writing by the time reasonably set by Administrator, such revisions shall be deemed rejected by Customer, in which case the then-current version of the Operating Guidelines shall govern until and unless revisions to the Operating Guidelines are approved by Customer in writing. Administrator shall consult with Customer to determine the most efficient means to implement such interpretations and directions into the Operating Guidelines.

             (d) In performing the Services, Administrator shall be entitled to rely upon such documented Operating Guidelines approved by Customer.

     2.3.    Customer Modifications.

             (a) Customer may modify its facilities, equipment, software, or other resources accessed which are used by Administrator in connection with performing the Services. Customer shall use reasonable efforts to consult with Administrator in advance about any such modifications that may materially impact Administrator's performance hereunder. Administrator shall use reasonable efforts to identify promptly the level of impact on the Services of Customer's proposed modifications.

             (b) To the extent Administrator would be required to incur additional time or resources as a result of modifications proposed by Customer as described above, Administrator shall, via the Change Procedures, inform Customer of the estimated costs in connection with such modifications reasonably incurred by Administrator as soon as practical in light of the nature of the proposed change. If Customer implements such proposed modifications, Customer shall reimburse Administrator for the reasonable costs identified in writing by Administrator within such time of being notified by Customer in advance of Customer initiating such changes.

             (c) To the extent Customer materially modifies such facilities, equipment, software, or other resources accessed and used by Administrator in connection with performing the Services and does not inform Administrator in writing in advance as stated above, Customer shall pay Administrator on a time and materials basis at the rates set forth in the applicable Statement of Work for the reasonable costs incurred by Administrator modifying its software or other resources to the extent reasonably necessary to conform to Customer's modifications and Administrator shall be excused from performing in accordance with this Agreement to the extent caused by Customer's changes.

     2.4.    Compliance with Applicable Law.

             (a) In connection with performing the Services, Administrator shall comply with all Applicable Law. Administrator shall not be responsible for any violation of, or failure to comply with, such Applicable Law if Administrator's acts or omissions result from relying on information provided by Customer or a Customer Designee. If Administrator has any specific requests for legal and regulatory information from Customer, such requests shall be submitted to

                  Customer via a designated representative of Customer and Customer will respond within a commercially reasonable time.

             (b) The Parties acknowledge and agree that this Section is not intended to create an attorney-client relationship between the Parties.

     2.5.    Interpretations of and Changes to Applicable Law.

             (a) Administrator shall use commercially reasonable efforts to monitor Applicable Law relating to the Services and changes to such laws. Administrator shall inform Customer of any changes in Applicable Law which may relate to the Services promptly after Administrator identifies such changes.

             (b) Customer shall be ultimately responsible for identifying, interpreting and complying with the requirements of Applicable Law that apply to the Services (other than Applicable TPA
                  Laws), including those activities performed for Customer by Administrator and shall provide appropriate written direction to Administrator with respect to Administrator's compliance with such requirements. Customer shall provide to Administrator Customer's written interpretations of such Applicable Law as requested by Administrator or as determined to be appropriate by Customer. Administrator shall comply with any such direction and interpretation provided by Customer in writing to Administrator.

             (c) Administrator and Customer shall work together, via the Change Procedures, to identify the impact of changes in Applicable Law on how Customer receives, and Administrator provides, the Services to determine the most efficient means to implement such changes into the Operating Guidelines and other procedures used by Administrator.

             (d) Administrator shall perform the Services regardless of changes in Applicable Law. If such changes prevent Administrator from performing its obligations under this Agreement, Administrator shall develop and, upon Customer's written approval, implement suitable alternative arrangements that will enable Administrator to perform its obligations under this Agreement.

             (e)  Administrator    shall    implement    Normal   Changes   into
                  Administrator's procedures and into the Operating Guidelines for no additional charges.

             (f) Administrator shall implement Extraordinary Changes into Administrator's procedures and into the Operating Guidelines at the then applicable time and materials rates based upon a reasonable allocation of costs to incorporate such changes into Administrator's policies, processes, workflows, procedures and into the Operating Guidelines, as the parties shall negotiate expeditiously and in good faith. In negotiating such allocation of expenses, the following factors are to be considered: (i) the relative benefit each party receives from incorporating such changes; (ii) the marginal costs Administrator would incur to make such changes taking into account amounts received and to be received from other users, customers or licensees; (iii) the re-usability or leveragability of such changes by each party; and (iv) the amount each party would be required to incur in the absence of this Agreement, to make such changes and incorporate such changes into its policies, processes, workflows, procedures and other systems. Notwithstanding the foregoing, to the extent other customers of Administrator benefit from such changes, Customer shall pay not more than a pro-rata share of the costs of the Extraordinary changes, using a reasonable method of allocation, based on the nature of the change.

             (g) As used in this Section, the following defined terms shall apply: A "Normal Change" is a change in the Applicable Law as described in writing by Customer governing Services which: (i) when combined with other Normal Changes during a given calendar year, require not more than one-hundred and twenty
                  (120) person hours to implement into the workflows, procedures and Operating Guidelines or into the Services; (ii) applies equally to Administrator's Affiliates or other customers; or
                  (iii) is a change to the Applicable TPA Laws. An "Extraordinary Change" is a change in the Applicable Law as described in writing by Customer governing Services which: (i) when combined with other Normal Changes during a given calendar year, require more than one-hundred and twenty (120) person hours to implement into the workflows, procedures and Operating Guidelines or into the Services; (ii) requires Administrator to devote additional personnel on a permanent basis to perform the Services following such a change; (iii) is specific to the Services to be provided under this Agreement; or (iv) is not a Normal Change.

     2.6. Cooperation. Customer shall, in addition, cooperate and cause its personnel to cooperate with Administrator as reasonably necessary or requested by Administrator in order to enable Administrator to perform the Services as and when contemplated herein, including by provision of reasonable remote or onsite access to Customer's facilities, personnel, hardware, and/or software.

     2.7. Policies and Procedures; Changes. Customer agrees to implement any policies, procedures, and updates that (a) are mandated by law, rule, regulation, or changes thereto for Administrator to properly and legally to perform the Services; or (b) so long as they are lawful and would not impose a material cost on Customer regardless of whether monetary or in time and effort relative to the benefits to be realized under this Agreement and all affected Statement of Work, are requested by Administrator to enable Administrator to more efficiently perform the Services. Such policies and procedures or changes shall be implemented by Customer promptly after Administrator's request, or such longer period as shall be reasonable under the circumstances. If Customer objects to any policies, procedures, or updates as requested by Administrator, or believes it needs more than sixty (60) days to implement such policies and procedures or changes, Customer shall, after receiving Administrator's request, so inform Administrator and the Parties shall work promptly and in good faith to resolve Customer's objections taking into consideration the bases for Administrator's request and Customer's objections, the costs and benefits of adherence or non-adherence to the request, and potential alternatives.

     2.8. Benefits, Premiums and Underwriting Criteria; Underwriting and Claims Payment Procedures; Reinsurance. Customer acknowledges and agrees that it is solely responsible for determining the benefits, premium rates, underwriting criteria, and underwriting and claims payment procedures that apply to the Contracts. Customer further acknowledges that it is solely responsible for securing reinsurance and for the competent administration of its benefit programs.

     2.9. Additional Information. Customer shall, from time to time, provide Administrator with current forms of the Contracts, prospectuses, applications, and other documents and information relating to the Contracts, including the names and jurisdictions of license and/or registration of all insurance agents and representatives and broker-dealers authorized to sell or solicit the Contracts, and such other additional information as Administrator may reasonably request in connection with the provision of the Services.

     2.10. Direction; Authorized Personnel. Customer personnel listed in a Statement of Work as Customer authorized personnel, as such list may be amended by Customer from time to time by notice to Administrator, shall be authorized to provide Administrator with instructions or directions on behalf of Customer relating to Administrator's normal day-to-day provision of the Services under the applicable Statement of Work. Customer shall promptly provide Administrator notice of any change in the authority of any such person to provide such instructions and directions.

     2.11. Customer Personnel. All costs incurred by Customer in respect of its personnel in connection with the policies, including all salaries, wages, benefits (including, but not limited to, compensation, insurance, disability insurance, employees' pension plan, employee welfare benefit plan, unemployment insurance, vacations or leave), and employment-related taxes, shall, as between Administrator and Customer, be borne solely, exclusively, and entirely by Customer. The Parties do not intend, under this Agreement or otherwise, that Administrator shall be required to create, maintain, or provide any benefits or rights for any of Customer's personnel.

     2.12. Control and Supervision of Customer Personnel. Persons employed by Customer shall be employees of Customer and not Administrator. Customer shall be solely responsible for the control, supervision, and direction of, and shall have sole authority to control, supervise, and direct, Customer personnel in respect of the services related to the Contracts. Customer shall in addition have sole authority and responsibility with respect to the selection, hiring, promotion, demotion, dismissal, firing, training, and setting of salaries, wages, and benefits of its personnel, and with respect to any complaints of its personnel. Administrator shall not have any obligation or right or authority or responsibility to supervise, direct, discharge, or discipline any of Customer's personnel.

3.   RECORDKEEPING AND AUDIT RIGHTS.

     3.1. Recordkeeping - Contract Related Information. Administrator shall establish and maintain facilities and procedures for the safekeeping of complete Contract accounting books and records of all transactions of any nature performed by Administrator on behalf of Customer (collectively, "Contract Accounting Books and Records"). Contract Accounting Books and Records generated and maintained by Administrator includes the information required for a person to administer the Contracts in accordance with Applicable Law, but Contract Accounting Books and Records excludes all other information generated or maintained by Administrator which is not reasonably necessary to administer the Contracts in accordance with Applicable Law, such as the fees and charges under this Agreement. All such Contract Accounting Books and Records shall be maintained in accordance with Applicable Law with respect to the Services. Copies of Contract Accounting Books and Records shall be maintained by Administrator for the longer of any period that may be required by Applicable Law. Records must be kept for the life of the policies and for so long as required by Customer recordkeeping policies unless a replacement third party assumes, in writing and on terms reasonably acceptable to Administrator, responsibility to maintain such records for such period of time. Notwithstanding the foregoing, Administrator may satisfy the foregoing by tendering such Contract Accounting Books and Records to Customer at the end of this Agreement, at such time as a Contract is rendered inactive, when Administrator no longer needs immediate access to such Books and Records, or at the end of the applicable Statement of Work in a non-proprietary format reasonably acceptable to Customer.

     3.2. Return of Contract Accounting Books and Records. Promptly following the termination or expiration of a Statement of Work, Administrator shall deliver to Customer, or to a Customer Designee identified by Customer, all Contract Accounting Books and Records of all transactions performed in connection with such Statement of Work. Such Contract Accounting Books and Records shall be reasonably cataloged or indexed and in a reasonably commercially accessible format at all times and when so delivered to the Customer.

     3.3.    Historical (Pre-Statement of Work) Hard Copy Records.

             (a) Any hard copy, non-electronic records with respect to the Contracts that were prepared or made prior to the date of a Statement of Work that: (i) Administrator needs to perform the Services; or (ii) Customer desires to transfer possession and control of to Administrator, and which Administrator agrees in writing shall be transferred into its possession or control, shall be delivered by Customer or a Customer Designee, to Administrator, or Administrator Personnel, at such times as the Parties shall agree in writing, catalogued or indexed and maintained in such manner as the Parties shall agree, all at Customer's expense.

             (b) Upon Administrator's receipt of such historical records, such historical records shall be Contract Accounting Books and Records. Administrator shall not be required to catalogue or index such records beyond which they are catalogued or indexed when delivered to Administrator. Administrator shall only be obligated to maintain such records in the format in which delivered by Customer or a Customer Designee to Administrator.

             (c) Subject to Customer's prior approval, Administrator may image, or cause to be imaged hard copy historical records, upon the occurrence of which such images shall be subject to the requirement that they be reasonably catalogued and indexed and in a reasonably accessible format at all times and when so delivered to Customer or a Customer Designee, just as the other complete books and records of all transactions of any nature performed by Administrator on behalf of Customer. Hardcopy records shall be maintained by Administrator or by a third party approved by Customer, and shall be returned to Customer upon Customer's request. In lieu of retaining such hardcopy records, Administrator may tender them to Customer.

             (d) Customer acknowledges that Administrator's ability to perform the Services in accordance with this Agreement is dependent on Customer providing complete and accurate historical data to Administrator in a usable format. Further, from time to time, Administrator may request Customer to review and approve the accuracy and completeness of certain historical data. Where such historical information provided by Customer or the prior administrator may not be complete and accurate, Administrator may request Customer to review and approve certain assumptions or work-arounds relating to such information. To the extent Administrator is required to devote additional time and resources assembling, analyzing or re-formatting such historical data in connection with the Services to be provided, Customer shall compensate Administrator for such additional time and resources at the rates set forth herein or the applicable Statement of Work. In any case, where Administrator requests Customer to review and approve information and Customer does approve such information, Administrator may rely on such approvals and shall not be liable for the inaccuracy of information presented to and approved by Customer.

     3.4. Back-up Storage Location. Administrator may send back-up tapes to one or more off-site storage facilities provided that:(a) Administrator shall inform Customer in advance of the name and location of any replacement or new off-site facility; and (b) each new or additional off-site facility shall maintain at least the same level of security as required by this Agreement. Upon Customer's reasonable request, authorized personnel or designated representatives of Customer shall be permitted access to the off-site facilities at which Administrator's back-up tapes are kept during normal business hours and subject to any reasonable security procedures or other restrictions in effect at the off-site facilities at the time of the access.

     3.5. Segregation. Administrator shall at all times keep logically segregated the Customer Contract Accounting Books and Records and items in process from those of Administrator's Affiliates and other customers and from those of Administrator themselves.

     3.6. Recordkeeping - Other Records. Administrator shall maintain books and records in accordance with Applicable Law and general industry standards, including those records relating to the areas identified in Section 3.12 below. Such books and records shall be maintained during the Term and for a period of six (6) years thereafter. The books and records to be maintained pursuant to this Section 3.6 do not include Contract Accounting Books and Records governed by
             Section 3.1 above.

     3.7. Litigation Holds. In the event of any dispute arising under or with respect to this Agreement or in the event that Customer issues a "record hold order" in writing, the applicable retention period will be extended until the resolution of such dispute becomes final and non-appealable and all obligations of the Parties hereto have been satisfied in full. Administrator will, and will cause its Permitted Subcontractors to, comply with any such record hold orders issued by Customer requiring preservation of certain records for legal, regulatory or other purposes.

     3.8. Audits - General. Upon ten (10) Business Days notice to Administrator and during normal business hours, and no more than twice each calendar year unless it is reasonably necessary or appropriate, Customer or a Customer Designee may, in compliance with the Administrator's security regulations and the further provisions hereof, audit Administrator for the purposes set forth in this Section 3. Customer may conduct audits itself or with the assistance of a Customer Designee (provided that such third party executes a confidentiality agreement that contains protections for Confidential Information comparable to those set forth in this Agreement and provided further that such third party shall not be any person that Administrator deems in its reasonable discretion to be an Administrator Competitor), at Customer's expense, subject to the provisions below. No such audit may be performed by any person compensated on a contingency fee basis. The foregoing shall not restrict the number of audits which may be conducted by Governmental Authorities having jurisdiction over Customer or any Customer Designee and the exception for "good cause" referred to above shall apply to audits conducted by Customer in connection with any breach of this Agreement by Administrator or any failure of Administrator to attain the Service Levels.

     3.9.    Access.

             (a) Customer. During any audit in relation hereto, Administrator shall provide reasonable access to Customer and Customer Designees (including their respective internal audit and compliance staff), inspectors, consultants, and other representatives, who are not Administrator Competitors to: (i) facilities where the Services are being performed; (ii) its personnel and subcontractors; and (iii) data and records in the possession of Administrator relating to its performance of the Services. Customer, the Customer Designees and their respective auditors, inspectors, consultants, and other representatives shall adhere to Administrator's reasonable and customary security and safety policies.

             (b) Customer's Regulators. Administrator shall provide any Governmental Authority of any nature whatsoever having regulatory authority over Customer or Customer Designees on-site access during Administrator's ordinary business hours to: (i) facilities where the Services are being performed;
                  (ii) their personnel and subcontractors; and (iii) data and records in the possession of Administrator relating to its performance of any of the Services. Customer shall request such representatives of such Governmental Authority to comply with Administrator's reasonable and customary security and safety policies.

     3.10. Cooperation. Administrator shall cooperate fully with and assist Customer, Customer Designees, and their respective auditors, inspectors, consultants, and other representatives, and any Governmental Authority, in connection with audits in relation hereto and/or to any Statement of Work and shall, on a reasonably timely basis, furnish each with all information reasonably requested.

     3.11. Audit Support Expenses and Charges. Customer shall reimburse Administrator for the reasonable costs incurred by Administrator and for the time devoted by Administrator Personnel in connection with such audits which are beyond the Baseline Audit Support at the rate stated in Exhibit 6. "Baseline Audit Support" means the cost incurred and the time devoted by Administrator Personnel in providing audit assistance and access to Customer, Customer Designees and Governmental Authorities during each calendar year (or pro rata portion) during the Term of up to one hundred twenty
             (120) hours of such assistance. The time devoted by Administrator Personnel in providing such audit assistance and access to Customer relating to Administrator's failure to perform in accordance with this Agreement, including the Service Levels will be provided at no charge to Customer (and is not included in the calculation of Baseline Audit Support

     3.12. Scope of Audits. Audits shall be limited to information relating to Administrator's provision of the Services in compliance with its obligations under this Agreement and, except for audits conducted in connection with, in anticipation of, or relating to, requests by, or inquiries from Governmental Authorities, shall be limited to the period of the then current calendar year and the immediately preceding two (2) calendars years in connection with: (a) Administrator's practices and procedures, including procedures to maintain the confidentiality of Confidential Information; (b) Administrator's controls and security measures and procedures; (c) Administrator's disaster recovery and back-up plans and procedures;
             (d) any matter necessary to ensure that Administrator or Customer has met or is meeting requirements of Applicable Law; (e) Administrator's compliance with its Service Level obligations; and/or (f) Administrator's charges for the Services, including expenses and taxes invoiced with respect thereto, and any credits provided or that should have been provided. The foregoing time limitation shall not restrict Customer from requesting information directly relating to Administrator's performance in prior periods where Customer's examination of the information for the then current calendar year and the immediately preceding two (2) calendars years reveals an error under this Agreement by Administrator in the more recent period, provided that Customer identify in writing such error alleged to have occurred in the more current period.

     3.13. Overcharges. If, as a result of any such an audit, Customer determines that Administrator overcharged it, Customer shall notify Administrator in writing of its determination, including the amount of the overcharge and the basis for its conclusion, and Administrator shall promptly pay to Customer the reasonable out of pocket costs incurred by Customer with respect to the audit, the amount of the overcharge, plus interest at the rate of the prime rate published by THE WALL STREET JOURNAL on the day after the day on which it receives such notice (but in no event to exceed the highest lawful rate of interest), calculated from the date of payment of the overcharged amount until the date of payment to Customer, unless such claim of overcharge is promptly (but in any event within forty-five (45) days) disputed by Administrator in writing, in good faith.

     3.14. No Interference. All audits shall be performed in a manner to minimize disruption to Administrator's business. In no event shall Customer, while conducting an audit, materially interfere with Administrator's ability to perform the Services or any of its other obligations under this Agreement or any Statement of Work or to conduct its other operations in the ordinary course of business.

     3.15. Exit Conference. Following any audit by Customer, Customer shall conduct (in the case of an internal audit), or request its external auditors to conduct, a conference with Administrator to discuss the preliminary conclusions from such audit with Administrator. Customer shall report, in writing, to Administrator any actual or suspected deficiencies identified in such audit within sixty (60) days from the conclusion of the audit. To the extent that Administrator is not performing in accordance with this Agreement, Administrator shall promptly take all such actions as are appropriate to correct such deficiencies and otherwise perform in accordance with this Agreement.

     3.16. Undercharges. Subject to Section 7.8(d) below, if, as a result of Administrator's audit of its charges to Customer, Administrator determines that it has undercharged Customer for Services provided by it, Administrator may specially invoice Customer for such amount but in no event shall Customer be liable for amounts that would have otherwise been due more than twelve months prior to the discovery of the undercharges.. Any such invoice shall include evidence that the amount was not previously charged to Customer. Upon receipt of this information and evidence, Customer shall promptly pay to Administrator the amount of the undercharge that it does not promptly (but in any event within sixty (60) days), in writing, dispute in good faith.

     3.17. SAS 70 Audits. At least annually, at no additional charge to Customer, Administrator shall provide to Customer a copy of a SAS 70 Type II report or the successor thereof for the twelve (12) months ending September 30, with the first report being provided for the twelve (12) months ending September, shall be for the September period beginning immediately prior to the first Commencement Date unless otherwise already provided. Administrator shall deliver to Customer such final report as soon as possible after December 1, but no later than December 31. Such report shall be prepared by a nationally recognized firm for Administrator's facility or facilities from which it (including, as applicable, its Affiliates and subcontractors) is providing Services. Such reports provided by Administrator under this Section shall be considered Administrator Confidential Information. Administrator may redact from such reports, those portions containing confidential information of third parties.

4.   ADMINISTRATOR RESOURCES AND SECURITY

     4.1. Facilities, Equipment, and Software. Administrator shall provide the Services from facilities, and using office furniture, office supplies, equipment, and, subject to Section 2.1, software, supplied and furnished by Administrator at no additional charge beyond those set forth in a Statement of Work. Administrator shall provide the Services from the Administrator Service Location(s) identified in a Statement of Work as those from which the Services in respect of the Statement of Work are to be provided; provided that Administrator, upon written notice to and the approval of Customer change the Administrator Service Location(s) so long as such facilities meet the Security Regulations (see Section 4.3, below) and subject to Administrator's business resumption plan or the equivalent and performance of the Services in accordance with the applicable service levels (see Section 1.4, above). Administrator shall bear all costs of any change of the Administrator Service Location(s), including any costs reasonably incurred by Customer associated with any such change, except to the extent such change involves a system modification and Customer is responsible for any of its cost related to such system modification pursuant to the terms of
             Section 4.2. Administrator shall in addition bear any costs of connectivity for its facilities, equipment, and software to the internet.

     4.2.    System Modifications.

             (a) Right to Make. Subject to the express limitations hereof, Administrator may alter and modify the facilities, equipment, software, and systems used or employed by them in performing the Services; provided that no such alterations or modifications: (i) shall materially adversely affect the levels of service being provided under a Statement of Work; or
                  (ii) subject to Section 4.2(b), shall require Customer to incur additional expenses relative to this Agreement and all Statement of Work, taken in aggregate, without Customer's prior written consent. Administrator shall consult with Customer in advance about any alterations or modifications that will require changes to Customer's facilities or systems.

             (b) Required or Modernizing in Nature. If Administrator's proposed alterations or modifications are the result of changes or requirements made by Administrator's suppliers or vendors (including changes in software or hardware), and Administrator has no commercially reasonable alternatives other than to make such alterations or modifications, or if such alterations or modifications represent reasonable modernization of Administrator's facilities, equipment, software, or systems, Customer agrees, on ninety (90) days written notice to it from Administrator, to make such changes in its facilities or systems as are lawful and reasonably necessary to conform to Administrator's alterations and modifications.

             (c) Not Required or Modernizing in Nature. If Administrator's proposed alterations or modifications neither are the result of changes or requirements made by Administrator's suppliers or vendors nor represent reasonable modernization of Administrator's facilities, equipment, software, or systems, Customer shall, upon reasonable written notice to it from Administrator in light of the severity of the proposed changes, make changes in its facilities, equipment, software, and systems if and to the extent that they are lawful and will not impose cost on Customer relative to this Agreement and all Statement of Work, taken in aggregate.

     4.3. Security. During the term of a Statement of Work, Administrator shall maintain and enforce security regulations at the facilities it utilizes to provide the Services which are: (a) in accordance with Exhibit 3 (the "Security Regulations"); and (b) at least as rigorous as those security procedures in effect at such facilities as of the date of each applicable Statement of Work. Administrator may from time to time amend or supplement the Security Regulations so long as such amendment or supplement does not lessen the protections afforded by the Security Regulations as in effect up to the time of such amendment or supplement.

     4.4.    Personnel.

             (a) General. Administrator shall provide the Services utilizing individuals who, by reason of their education, skills, abilities, training and/or experience, are qualified based on industry standards to perform the particular services Administrator assigns them to perform to or for the benefit of Customer. In any event, each individual shall be duly licensed, certified, or registered if necessary to perform the duties assigned to him or her. Administrator will use commercially reasonable efforts to ensure the continuity of Administrator's employees assigned to perform Services.

             (b) Control and Supervision. Persons employed by Administrator shall be employees of Administrator and not Customer. Administrator shall be solely responsible for the control, supervision, and direction of, and shall have sole authority to control, supervise, and direct, Administrator personnel in respect of their provision of the Services on behalf of Administrator to or for the benefit of Customer. Administrator shall in addition have sole authority and responsibility with respect to the selection, hiring, promotion, demotion, dismissal, firing, training, and setting of salaries, wages, and benefits of its personnel, and with respect to any complaints of their respective personnel. Notwithstanding the foregoing, in the event that any Administrator personnel performing Services hereunder is found to be unacceptable to Customer for any lawful reason articulated to Administrator (including demonstration that he or she is not qualified to perform or has provided false information on his or her resume), Customer may notify Administrator of such facts (without waiving any other rights or remedies it may have hereunder) and Administrator shall promptly evaluate whether to remove such personnel from performing Services under the applicable Statement of Work and, if requested by Customer, provide a replacement with similar experience, suitable ability and suitable qualifications, at no additional cost to Customer. Customer's identification to Administrator of unqualified or unsuitable Administrator personnel and Administrator's corrective steps in response thereto shall not relieve Administrator of its performance obligations hereunder.

             (c) Assignment of Personnel. Customer hereby acknowledges that Administrator personnel working on Statement of Work may perform the same or similar services from time to time for others, and that neither this Agreement nor a Statement of Work shall prevent Administrator from performing such similar services or assigning such personnel to perform the same or similar work for other parties; provided that Administrator and such personnel perform and comply with Administrator's obligations hereunder and under any Statement of Work, including the obligations to maintain confidential and not use Customer's Confidential Information in any manner prohibited hereby or pursuant to a Statement of Work; and provided further that Administrator make commercially reasonable effort to honor any specific requests of Customer with regard to the assignment of particular Administrator personnel to perform Services.

             (d) Key Personnel. Notwithstanding Sections 4.4(b) and 4.4(c), if a Statement of Work lists any personnel or positions as key in respect of Administrator's performance thereof, then Administrator shall, prior to adding, removing, or replacing any such personnel or positions, or their responsibilities, inform Customer of such proposed action; provided that Administrator agrees to provide Customer reasonable opportunity, upon request, to interview such replacement key personnel prior to Administrator assigning such person to perform Services directly relating to Customer. In the event of an emergency, Administrator shall inform Customer as promptly as reasonably practicable, may appoint a qualified replacement, or assign the duties of such key personnel to one or more other qualified personnel, on an interim basis, to mitigate against interruption in Service, and shall commence diligently to work to nominate a permanent replacement and/or reassign one or more of the duties of the individual or position to one or more other individuals or positions.

             (e)  Personnel  Costs.  All  costs  incurred  by  Administrator  in respect of personnel directly or indirectly utilized by Administrator to provide Services, including all salaries, wages, benefits (including, but not limited to, compensation, insurance, disability insurance, employees' pension plan, employee welfare benefit plan, unemployment insurance, vacations or leave), and employment-related taxes, shall, as between Administrator and Customer, be borne solely, exclusively, and entirely by Administrator. The Parties do not intend, under this Agreement or otherwise, that Customer shall be required to create, maintain, or provide any benefits or rights for any of Administrator's personnel.

             (f) Direction; Authorized Personnel. Administrator personnel listed in a Statement of Work as Administrator authorized personnel, as such list may be amended by Administrator from time to time by notice to Customer, shall be authorized to provide Customer with instructions or directions on behalf of Administrator relating to Customer's normal day-to-day provision of the Services under the applicable Statement of Work. Administrator shall promptly provide Customer notice of any change in the authority of any such person to provide such instructions and directions.

5.   PROPRIETARY RIGHTS

     5.1. Ownership of Administrator Materials. Excluding Customer Information, all (a) Administrator Materials, (b) modifications, enhancements and derivative works thereof without regard to whether such modifications, enhancements and derivative works were developed by Administrator or jointly by Customer, Customer
             Designees and Administrator, and (c) all intellectual property rights with respect thereto, shall be, as between Customer and Administrator, the exclusive property of Administrator.

     5.2. Ownership of Customer Materials. Excluding Administrator Materials, all: (a) Customer Information; (b) modifications, enhancements and derivative works thereof without regard to whether such modifications, enhancements and derivative works were developed by Customer or jointly by Customer, Customer Designees and Administrator; (c) all intellectual property rights with respect thereto; and (d) those policies, processes, work flows, and interpretations of Applicable Law unique to administering the Contracts as may be reasonably specified in writing by Customer in accordance with this Agreement, shall be, as between Customer and Administrator, the exclusive property of Customer. For the avoidance of doubt, Customer Information shall include all materials provided by Customer or Customer Designees to Administrator in connection with the Transition Services or provided thereafter, including among other things, Customer's business requirements to complete such Transition Services.

     5.3. Other Developed Materials. Excluding all information described in Sections 5.1 and 5.2 and all intellectual property rights with respect thereto, except as may be otherwise expressly set forth in any Statement of Work, the following shall govern:

             (a) Any Systems, materials, techniques, policies, practices, procedures, processes, work flows, ideas and know-how, which are jointly developed by Administrator, Customer and/or Customer Designees (the "Jointly Developed Materials") and all intellectual property rights with respect thereto, shall, as between the Parties, be the exclusive property of Administrator.

             (b) Customer irrevocably and unconditionally assigns to Administrator all its right, title and interest in and to the Jointly Developed Materials, including, without limitation, all intellectual property rights with respect thereto.

             (c) Customer shall have a non-exclusive, non-assignable, non-transferable, perpetual, royalty-free right to use the Jointly Developed Materials in its business, without any further obligation to Administrator with respect to such Jointly Developed Materials.

             (d) For the avoidance of doubt: (i) nothing in this Section 5.3 shall give Customer any ownership, license or other rights in or to any Administrator Software; and (ii) nothing in this
                  Section 5.3 shall give Administrator any ownership, license or other rights in or to any Customer Information.

             (e) Notwithstanding the above, from time to time Customer may request Administrator to assist Customer in developing Jointly Developed Materials which may contain ideas or know-how which Customer states would give Customer a competitive advantage. For such developments specifically identified by the Parties as being a competitive development subject to this Section in writing in accordance with the Change Procedures ("Competitive Developments"), if Administrator develops such Competitive Developments, the rights and obligations of the Parties shall be as specified in such writing executed in accordance with the Change Procedures.

     5.4. Administrator License. Subject to the provisions of Section 6, Customer hereby grants Administrator (and Permitted Subcontractors) a non-exclusive, royalty-free right to use, modify, enhance, copy, publish, transmit, perform, display, create derivative works from and otherwise use Customer Information solely to the extent necessary to perform the Services under this Agreement. Except as expressly authorized in writing by Administrator, Customer shall not be entitled to access any Administrator Software.

     5.5.    Customer License.

             (a) Subject to the provisions of Section 6, Administrator hereby grants Customer a non-exclusive, non-assignable, royalty-free right to use, modify, enhance, copy, perform, display, create derivative works from, and otherwise use, Administrator Materials which include or reflect Customer specific requirements in documents created during the term of the Letter Agreement, together with such other procedures and processes to the extent necessary for Customer: (i) to receive the Services during the Term; and (ii) for Customer to receive the Termination Assistance Services during the Termination Assistance Period in accordance with Section 16 below. Furthermore, Administrator hereby consents to the disclosure of such Administrator Materials to third parties subject to execution of a nondisclosure agreement between any such third party and Administrator in a form reasonably acceptable to the Parties.

             (b) Subject to the provisions of Section 6, and to the extent not otherwise Customer Information, Administrator hereby grants Customer a non-exclusive, non-assignable, royalty-free right to use, modify, enhance, copy, perform, display, create derivative works from and otherwise use, and the right to authorize the Customer Designees to use, modify, enhance, copy, perform, display, create derivative works from and otherwise use, the Operating Guidelines: (i) to the extent necessary for Customer to receive the Services during the Term; (ii) to receive the Termination Assistance Services in accordance with Section 16 below; or (iii) for those Contracts administered by Administrator as of the End Date, to the extent necessary for Customer to administer those Contracts after the End Date.

             (c)  The  foregoing   licenses  shall  exclude  all   Administrator
                  Software   and   materials    incorporating    or   reflecting
                  Administrator Software.

     5.6. Ownership of Consumer Confidential Information and Contract Holder Data. As between Administrator and Customer, Customer shall be the exclusive owner of all Consumer Confidential Information and all Contract Holder Data. All Contract Holder Data is, will be and will remain the property of Customer or Customer Designees and will be deemed Confidential Information of such parties. Customer or such Customer Designees will have all right, title and interest in and to, including worldwide ownership of trade secret rights, copyrights, patents and other proprietary rights in the Contract Holder Data and all copies thereof.

6.   CONFIDENTIALITY / PRIVACY

     6.1.    General.   In  the   course  of  the   performance   of   Services,
             Administrator may receive or have access to confidential and proprietary information, and Administrator's engagement by Customer may bring it into close contact with confidential and proprietary information of Customer or third parties with whom Customer conducts business. Similarly, Administrator may provide Customer with confidential and proprietary information, including data, information, specifications, procedures, software, technical processes and formulas, source code and other unpublished financial information and business plans, or other confidential and proprietary information of Administrator. Customer Confidential

             Information and Administrator Confidential Information are collectively referred to as "Confidential Information" as that term is more fully defined below. In recognition of the foregoing, each Party agrees that:

             (a) it will keep and maintain the Confidential Information of the other Party in strict confidence, using such degree of care to protect against unauthorized access to, or prohibited disclosure or use of, the other Party's Confidential
                  Information that it uses to protect its own Confidential Information of a similar type, but in any event no less than a reasonable standard of care;

             (b) it will use and, subject to compliance with Section 6.2, disclose Confidential Information of the other Party solely for the purposes described in Section 6.2(c) and will not use or disclose Confidential Information of the other Party for its own purposes, for the benefit of any third party or for any other purpose;

             (c) it will not, directly or indirectly, disclose Confidential Information of the other Party to any third party, except with prior written consent of the other Party or as permitted under the express terms of this Agreement;

             (d) as between the Parties, Customer shall retain all ownership rights in Customer Confidential Information and Administrator shall retain all ownership rights in Administrator Confidential Information; and

             (e) it will notify the other Party promptly of learning of unauthorized access to, disclosure of, or breach in the security of, the other Party's Confidential Information.

     6.2.    Permitted Use and Disclosures.

             (a) Customer may disclose the Administrator's Confidential Information to its employees, Customer Designees, contractors, agents and advisors, but excluding Administrator Competitors, having a need to know such information solely in connection with Customer receiving the Services under this Agreement and who have been obligated to protect such Confidential Information on terms no less protective than those contained in this Agreement. Administrator may disclose Customer's Confidential Information only to its employees, Affiliates, and its Permitted Subcontractors and other suppliers having a need to know such information in connection with the Services and who have been obligated to protect such Confidential Information on terms no less protective than those contained in this Agreement. Each Party shall instruct all of its permitted recipients having access to the other Party's Confidential Information as to their obligations to protect such Confidential Information on terms no less protective than those contained in this Agreement.

             (b) Each Party shall be responsible for its permitted recipients' compliance with the terms of this Agreement. Exhibit 2 sets forth the form of non-disclosure agreement that Administrator and its Affiliates require their employees to sign as a condition of employment.

             (c) Customer shall use Administrator's Confidential Information solely for the purpose of receiving the Services under this Agreement and for no other reason. Administrator shall use Customer's Confidential Information solely for the purpose of performing the Services under this Agreement and for no other reason.

     6.3. Confidential Information. "Confidential Information" means (a) the pricing and service level terms and conditions of this Agreement or any Statement of Work, (b) any Nonpublic Information or Consumer Confidential Information that is disclosed (whether in writing, orally, visually, electronically, by physical delivery or permitted observation or inspection, or otherwise) by one Party, any of its Affiliates, or any of its or their officers, directors, employees, agents, or other representatives (the "Disclosing Party") to the other Party or any of its or their officers, directors, employees, agents, or other representatives (the "Recipient Party") in connection with this Agreement or any Statement of Work, and (c) any Nonpublic Information as defined by GLB and Reg S-P of third parties in the possession of the Disclosing Party that is disclosed (whether in writing, orally, visually, electronically, by physical delivery or permitted observation or inspection, or otherwise) by the Disclosing Party to the Recipient Party in connection with this Agreement or any Statement of Work. Each Party's Confidential Information includes all business and other proprietary information of such Party, written or oral, including, as applicable:

             (a) information relating to planned or existing businesses or business initiatives, organizational restructuring plans, and actual and projected sales, profits and other financial information;

             (b) information relating to technology, such as computer systems and systems architecture, including computer hardware, computer software, source code, object code, documentation, methods of processing and operational methods;

             (c) information that describes insurance, annuities and financial services products and strategies, including actuarial calculations, product designs, product administration and management; tax interpretations, tax positions and treatment of any item for tax purposes;

             (d) confidential information, software and material of third parties with whom that Party conducts business; and

             (e) information about that Party's employees, agents, contractors and representatives.

     6.4. Exceptions. Confidential Information shall not include information that:

             (a) has been widely disseminated, or becomes widely disseminated, in the general public domain other than as a result of a
                  disclosure   by  a  Recipient   Party  in  violation  of  this
                  Agreement;

             (b) has been filed by a Party, any of its Affiliates, or any of its or their officers, directors, employees, agents, or other representatives with, and is available to the other Party from, a Governmental Authority and is not otherwise subject to a protective order;

             (c) was demonstrably known to the Recipient Party or any of its officers, directors, employees, agents, or other representatives previously, without a duty of confidentiality of any nature to the other Party;

             (d) is independently developed by a Recipient Party or any of its officers, directors, employees, agents, or other representatives without use of or access to the Confidential Information of the Disclosing Party; or

             (e) is rightfully obtained by a Recipient Party from one or more third parties without, to the knowledge of the Recipient Party, breach by such third party of a duty of confidentiality of any nature to the other Party.

             The  foregoing   exceptions  shall  not  supersede  the  respective
             obligations of the Parties set forth in Section 6.10 with respect to Consumer Confidential Information.

     6.5. Separation. If a Recipient Party is required to disclose information relating to itself or other persons, but not the Disclosing Party, Recipient Party shall use commercially reasonable efforts to separate all Disclosing Party's Confidential Information from tapes, files or other records containing the requested information, so that Disclosing Party's Confidential Information is not disclosed.

     6.6.    Additional Exceptions.

             (a)  Governmental  Authority.   Notwithstanding  anything  in  this
                  Article 6 to the contrary, a Recipient Party may disclose this Agreement, a Statement of Work, and other Confidential Information to any Governmental Authority if required to do so in connection with an examination of the Recipient Party by such Governmental Authority, if required to do so in connection with the filing of any application for or for renewal of any license or registration issued by the Governmental Authority required to be possessed by such Party pursuant to applicable law, if otherwise required to do so by law, or if requested to do so by any such authority. If the Confidential Information disclosed will or is likely to be made public or publicly available, Recipient Party (to the extent permitted by applicable law) shall: (i) immediately notify Disclosing Party of the existence, terms, and circumstances surrounding such request; (ii) consult with Disclosing Party on the advisability of taking legally available steps to resist or narrow such request and cooperate with Disclosing Party on any such steps Disclosing Party considers advisable and determines to take to attempt to prevent, limit, or protect the disclosure; (iii) if disclosure of the Confidential Information is required or deemed advisable, exercise its best efforts to obtain an order, stipulation, or other reliable assurance acceptable to Disclosing Party that confidential treatment shall be accorded to the portion of the Confidential Information to be disclosed; and (iv) limit disclosure to only that information required to be disclosed pursuant to the subpoena or inquiry. Disclosures of Confidential Information made pursuant to and in accordance with this Section shall be excepted from the prohibitions set forth in this Article 6. Notwithstanding the foregoing,

                  Administrator may disclose all or part of this Agreement to one or more Governmental Authorities as required by the Applicable TPA Laws.

             (b) Legal Process. If Recipient Party is requested to disclose all or any part of any Confidential Information under a subpoena or inquiry issued by a court of competent jurisdiction, by a judicial or administrative agency or legislative body or committee, or in a proceeding before any such court, body, or committee, Recipient Party shall (to the extent permitted by applicable law): (i) immediately notify Disclosing Party of the existence, terms, and circumstances surrounding such request; (ii) consult with Disclosing Party on the advisability of taking legally available steps to resist or narrow such request and cooperate with Disclosing Party on any such steps Disclosing Party considers advisable and determines to take steps to attempt to prevent, limit, or protect the disclosure; (iii) if disclosure of the Confidential Information is required or deemed advisable, exercise its best efforts to obtain an order, stipulation, or other reliable assurance acceptable to Disclosing Party that confidential treatment shall be accorded to the portion of the Confidential Information to be disclosed; and (iv) limit disclosure to only that information required to be disclosed pursuant to the subpoena or inquiry. Disclosures of Confidential Information made pursuant to and in accordance with this Section shall be excepted from the prohibitions set forth in this Article 6.

             (c) Residual Knowledge. Notwithstanding any other provision of this Agreement to the contrary, each Party shall be free to use in its business, and to disclose to the extent reasonably necessary to use in its business, the Residuals (as defined below) from any deliverable, work product, or Confidential Information produced or disclosed under this Agreement or a Statement of Work, including processing techniques, concepts, methods, practices, ideas, and know-how, subject only to the obligation not otherwise to disclose, publish, or disseminate such information. The term "Residuals" means ideas, concepts, know-how, methodologies, processes, technologies, algorithms or techniques retained in the unaided mental impressions of such Party's personnel relating to the Services which either Party, individually or jointly, develops or discloses under this Agreement. The foregoing shall not, however, authorize either Party to disclose:

                  (i)     the  source  of  the  Residual   information   or  any
                          information reasonably likely to reveal the source of such information;

                  (ii)    any Confidential Information of the other Party;

                  (iii)   any confidential information of a third party; or

                  (iv) information intentionally committed to the memory of a person so as to reduce it to intangible form to avoid the obligations otherwise contained in this Agreement.

     6.7.    Return or Destruction of Confidential Information.

             (a) General. Promptly following the expiration or termination of this Agreement or a Statement of Work (or earlier if requested by the Disclosing Party), the Recipient Party shall, at its cost, return to the Disclosing Party or its designee or destroy such that the Confidential Information is unreadable or undecipherable by any means, as directed by the Disclosing Party, all Confidential Information disclosed by the Disclosing Party to the Recipient Party (excluding, for purposes of this Section, this Agreement or a Statement of
                  Work) and shall, at its cost, destroy such that such Confidential Information is unreadable or undecipherable by any means other Confidential Information that, to Recipient Party's knowledge, is in Recipient Party's possession or control, and shall, if requested by the Disclosing Party, furnish Disclosing Party a certificate signed by Recipient Party in form and substance reasonably satisfactory to the Disclosing Party, stating that all the Confidential Information of Disclosing Party required to be returned or destroyed pursuant to this Section has in fact been returned or destroyed.

             (b) Commercially Reasonable Limit on Duty. If such information described in (a) above is not, using commercially reasonable efforts, available to return or destroy, the Recipient Party shall nevertheless, to the extent the Recipient Party retains such Confidential Information in any format or stored on any medium, be permitted to retain copies of the Confidential Information in accordance with its record retention program and shall destroy all such retained Confidential Information such that it is unreadable or undecipherable in accordance with its record retention program. All such Confidential Information retained by Recipient Party pursuant to this Section shall continue to be accorded confidential treatment pursuant to and in accordance with this Agreement for so long as such information is retained by Recipient Party and shall be returned or destroyed if and when such information can commercially reasonably be returned or destroyed. This Section shall survive the termination or expiration of the Agreement or applicable Statement of Work.

             (c) Legal Duty to Retain. Notwithstanding the Section above, Recipient Party is not required to return or destroy Confidential Information that it is legally required to maintain for so long as such legal requirement remains. Any Confidential Information retained by Recipient Party pursuant to this Section shall continue to be accorded confidential treatment pursuant to and in accordance with this Agreement for so long as such information is retained by Recipient Party and shall be returned or destroyed (in the manner required under Section 6.7(a)) if and when Recipient Party is no longer legally required to maintain such information.

     6.8. Unauthorized Acts. To the extent Recipient Party has access to Disclosing Party's Consumer Confidential Information, Recipient shall notify Disclosing Party promptly and without unreasonable delay of learning of unauthorized access to, disclosure of, or breach in the security of the Disclosing Party's Consumer Confidential Information may have occurred (a "Security Incident"). Recipient Party's obligation to notify the Disclosing Party arises from the time Recipient Party actually determines or reasonably
             should   have   determined   that   Disclosing

             Party's Consumer Confidential Information was in fact involved in the actual or suspected Security Incident. Thereafter, Recipient Party shall:

             (a) promptly furnish to Disclosing Party full details of the Security Incident;

             (b) assist and cooperate fully with Disclosing Party's investigation of Recipient Party's personnel or third parties related to the Security Incident, including providing Disclosing Party with physical access to the facilities and operations affected, facilitating interviews with personnel and others involved in the matter, and making available all relevant records, logs, files, and data;

             (c) cooperate with Disclosing Party in any litigation or other formal action against third parties deemed necessary by Disclosing Party to protect its rights; and

             (d) promptly use all commercially reasonable best efforts to prevent a recurrence of any such Security Incident.

     6.9. Action by Parties. The Recipient Party shall not commence any legal action or proceeding against a third party in respect of any unauthorized act within the meaning of Section 6.8 hereof purported to have been committed by the third party without the prior written consent of the Disclosing Party, which will not be unreasonably withheld.

     6.10.   GLB Compliance; Information Security Management Procedures.

             (a) Administrator agrees not to: (i) use any Consumer Confidential Information disclosed by Customer or directly or indirectly by customers of Customer; or (ii) disclose any such information to any third party, in either case without the express prior written consent of Customer, except as required by Applicable Law or as reasonably necessary for the performance of the Services; provided in the case of disclosure to a third party, other than Permitted Subcontractors as permitted by this Agreement.

             (b) Administrator shall implement and maintain measures designed to: (i) ensure the security and confidentiality of Consumer Confidential Information disclosed to it by Customer, Customer Designees, or directly or indirectly by customers of Customer;
                  (ii) protect against any anticipated threats or hazards to the security or integrity of such information; and (iii) protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to the Contract Holder or person applying for a Contract or any other individual to whom such information relates. Without limiting the generality of the foregoing, Administrator shall implement and maintain the information security management procedures and obligations detailed in the Security Regulations during the Term of this Agreement.

             (c) It is understood and agreed that, in the event of a breach of this Section 6, damages are likely to be immeasurable and irreparable and thus there may not be an adequate remedy at law and accordingly that the non-breaching Party shall be entitled to apply for injunctive and other equitable relief to restrain any such breach, threatened or actual. Each Party agrees to be responsible for breaches of this Section 6 caused by its and its Affiliates' directors, officers, employees, agents or other representatives, whether then current or former directors, officers, employees, agents, Permitted Subcontractors or other representatives of such Party or an Affiliate of such Party, including all losses and damages caused thereby.

7.   FEES AND PAYMENT

     7.1. General. In return for the Services rendered by Administrator, Customer shall pay the fees and charges set forth in such Statement of Work; provided that in no event may Administrator's compensation be contingent upon Administrator's claim expenses with respect to the Contracts, or upon savings effected in the adjustment, settlement, and/or payment of losses or claims covered under the Contracts.

     7.2. Proration. Except for amounts payable under Section 7.5 and as set forth on Exhibit 6, all periodic fees or charges under this Statement of Work are to be computed on a calendar month basis and will be prorated on a per diem (Business Day) basis for any partial month. If a Contract is transitioned for Administrator to begin providing Services during a calendar month, the fees for such Contract shall be based on the status of the Contract, as of the Commencement Date for such Contract, and shall be prorated based on the number of Business Days remaining in the month relative to the total number of Business Days in such month. The fees shall be similarly prorated for the last calendar month Services are provided under the applicable Statement of Work if the End Date is not the last day of a calendar month.

     7.3. Increases. Administrator may increase the fees and charges under a Statement of Work once every twelve (12) months, but not with effect before the first January 1 following the first anniversary date of the effective date of each such Statement of Work, in accordance with the United States Department of Labor Consumer Price Index - All Urban Consumers (1982-84 = 100) since the later of (a) the date of the Statement of Work or (b) the date of the last increase of such fees and charges for the Statement of Work pursuant to this Section. Provided, however, if the percentage increase for any single year is greater than five percent (5%), the amount of the increase shall be the sum of five percent (5%) plus one-half (1/2) of the increase above five percent (5%).

     7.4. Estimates. From time to time, Administrator may provide to Customer estimates relating to requested additional services. Administrator shall use good faith in developing estimates and shall provide Customer with a reasonable basis for such estimates. Customer acknowledges that unless otherwise agreed in writing clearly designating that a quoted amount or estimated amount is a fixed price, a not-to-exceed price, or that Administrator's then-current fees would be subject to adjustment in some other fashion, all quotes or estimates provided by Administrator are just estimates, not subject to any caps or other adjustments provided that if during the course of a given project, Administrator anticipates exceeding such estimate by an amount more than the tolerance level stated in the estimate approved by Customer, Administrator shall first receive Customer's prior written (or via email) consent for the amount in excess of such tolerance amount, otherwise Customer is not obligated to pay for amounts that exceeded such estimate plus such tolerance. If no such tolerance amount is identified then the tolerance amount shall be deemed to be zero.

     7.5. Pass-Through Expenses. To the extent Service Provider has received invoices from the providers of such Pass-Through Expenses, the monthly invoice delivered by Administrator will include the Pass-Through Expenses. Service Provider will use commercially reasonable efforts to obtain such invoices in a timely manner. In connection with entering a new SOW which involves Pass-Through Expenses, the parties will review the details surrounding the expected Pass-Through Expenses, including the steps Administrator has taken to obtain, in light of all surrounding circumstances, favorable terms, including pricing, for such suppliers of Pass-Through Expense items.

     7.6. Expenses Reimbursement. Customer shall reimburse Administrator for documented "out-of-pocket" and travel expenses that are reasonably incurred and necessary for Administrator's performance of the Services which are approved in advance by Customer. If travel is required, Administrator will comply with Customer's travel policies. Under no circumstances will Customer reimburse Administrator for first class or business class travel. Administrator will support all requests for reimbursement of travel expenses in excess of twenty-five dollars ($25.00) with original receipts. Subject to Section 4.1, Customer shall reimburse Administrator for all other out-of-pocket expenses incurred by Administrator for which Customer is responsible pursuant to a Statement of Work. Administrator shall furnish evidence of such reimbursable expenses, such as copies of receipts, to Customer reasonably promptly upon request.

     7.7.    Payment  Disputes.  Payment disputes shall be resolved as stated in
             Section 12.4.

     7.8.    Taxes.

             (a) General. Prices in Statement of Work do not include any applicable sales, use, ad valorem or similar taxes (each, a "Sales Tax" and collectively, "Sales Taxes") regardless of the taxing authority. Customer shall pay applicable Sales Taxes on the fees and charges payable under a Statement of Work, unless there is an applicable exemption from such Sales Tax. To the extent Administrator is required by law to collect such Sales Taxes, one hundred percent (100%) of such Sales Taxes shall be added to invoices as separately stated charges and paid in full by Customer, unless Customer is exempt from such Sales Taxes and furnishes Administrator a certificate of exemption. Administrator shall be responsible for all taxes imposed on its income, franchise, or property and Administrator shall be responsible for all taxes and all obligations to withhold taxes with respect to its directors, officers, agents, employees and other persons who may be involved in providing Services on its behalf.

             (b) Contest by Customer. If Customer disagrees with Administrator's determination that any Sales Tax is due with respect to Services, Customer shall have the right to seek an administrative determination from the applicable taxing authority, or, alternatively, Customer shall have the right to contest any asserted claim for such Sales Taxes, subject to it agreeing to indemnify Administrator for the entire amount of such contested Sales Tax (including any associated interest and/or late penalties) should such Sales Tax be deemed applicable. Administrator agrees to fully cooperate with Customer in the event Customer determines to contest any such Sales Taxes. Administrator agrees to provide Customer with copies of all communications from any tax authority relating to the Customer's Sales Tax.

             (c) Additional Taxes. Customer and Administrator shall promptly inform each other in writing of any assertion by a taxing authority of any tax liability with respect to the Services, in addition to those taxes which have, prior to such notice from such taxing authority, been identified previously by the parties. Any legal proceedings or any other action against Administrator with respect to such asserted liability shall be under Administrator's direction; provided that Administrator shall promptly inform Customer of all material developments. The parties will cooperate to minimize the amount of such additional taxes imposed. If the resolution or settlement of such proceeding or action could cause Customer to pay any additional Sales Taxes or other amounts, Customer, at its option and expense, may participate in and jointly control with Administrator such proceeding or action with Administrator's cooperation. Any legal proceedings or any other action against Customer with respect to such asserted liability shall be under Customer's direction; provided that Customer shall promptly inform Administrator, of all material developments; and further provided that, if the resolution or settlement of such a proceeding or action could cause Administrator to pay any amounts, Administrator, at its option and expense, may participate in and jointly control with Customer such proceeding or action with Customer's cooperation. In any event, Customer and Administrator shall fully cooperate with each other as to the asserted liability. Each Party shall bear all the reasonable costs of any action undertaken by the other at that Party's request.

             (d) Failure Timely to Invoice. If any Sales Taxes payable by Customer that are required to be collected by Administrator pursuant to Section 1.3 are not invoiced by Administrator (or are invoiced on a date such that Administrator are not reasonably able to deliver the amount of such Sales Taxes to the relevant taxing authority in a timely fashion), and it is ultimately determined that such Sales Taxes are due and payable, then Customer shall reimburse Administrator for the amount of such Sales Taxes; provided that, in such event, Administrator shall indemnify and hold harmless Customer from and against any and all interest and other penalties assessed as a result of such Sales Taxes not being paid in a timely manner.

             (e) Failure Timely to Report or Pay. Customer shall not be required to pay or otherwise be liable or responsible for, and Administrator shall indemnify, defend, and hold harmless Customer from and against, any penalty, additional tax, costs, or interest that may be assessed or levied by any taxing authority as a result of the failure of Administrator to file any return, form, or information statement that may be duly required from Administrator by such taxing authority or to pay any tax amounts collected from Customer hereunder, unless such failure is caused by failure of Customer to provide necessary information, upon request, to Administrator or to timely pay any

                  Sales  Tax  amounts,   upon  request,  to  Administrator  that
                  Customer is required to pay to Administrator  pursuant to this
                  Section 7.8 for payment to the applicable taxing authority.

             (f) Refunds. If Administrator receives a refund as a result of a payment by Customer under this Section, then Administrator shall credit Customer an amount equal to such refund on its next invoice to Customer for fees and charges, or if the relevant Statement of Work has terminated, shall refund such amount to Customer.

             (g) Invoicing. Any and all invoices from Administrator to Customer shall comply with the requirements of each relevant taxing authority and shall contain data sufficient under applicable law to enable Customer to (i) obtain appropriate credit if available under the law for any Sales Taxes charged on such invoices (ii) verify the Administrator's computation of the Sales Tax. If any Sales Taxes are assessed on Administrator's provision of Services, Administrator shall segregate all invoices between taxable and nontaxable Services.

             (h) Withholding by Customer. If Customer believes that it is required under applicable law to deduct or withhold any taxes ("Withholding Taxes") from or in respect of a payment to Administrator, it shall notify Administrator in writing and in a timely manner. Customer may deduct and withhold any Withholding Tax that Customer reasonably determines is required by applicable law to be deducted and withheld at the lowest rate statutorily permitted, and may make any payment to Administrator pursuant to a Statement of Work net of such Withholding Tax. Any Withholding Tax so deducted and withheld shall be treated for all purposes of a Statement of Work as a payment duly and timely made by Customer to Administrator. Administrator shall provide Customer such forms or other documentation as may be required to establish any reduction in or exemption from any such Withholding Tax.

     7.9. Invoices. On or about the beginning of each calendar month, Administrator shall send to Customer, at the address specified in the applicable Statement of Work by U.S. mail, postage pre-paid, by nationally recognized express courier, or by electronic mail, an invoice and/or a billing statement, as applicable, in respect of a Statement of Work containing the following items:

             (a)  the period covered by the invoice;

             (b) any fixed fees due for such calendar month for the Services and/or Brokerage Services;

             (c) any additional Service or Brokerage Service fees and charges (in reasonable detail and in amount) due;

             (d)  any credits owed (in reasonable detail and in amount);

             (e) any expenses to be reimbursed (in reasonable detail and in amount);

             (f) any Sales Taxes or other taxes to be paid by Customer (in reasonable detail and in amount); and

             (g)  the total amount due.

     7.10. Payment Terms. Payment of all invoiced or billed amounts not disputed by Customer in accordance with Section 7.7 shall be due within 30 days of receipt by Customer.

     7.11. Interest. Commencing on the first day following the day on which payment of an invoice is due, Customer shall be liable for interest on any unpaid amounts at the prime rate of interest as published on such day (or the nearest business day) in THE WALL STREET JOURNAL, or, if less, the highest rate permitted by law.

8.   REPRESENTATIONS, WARRANTIES AND COVENANTS

     8.1. Administrator. Administrator represents, warrants or covenants to Customer that:

             (a) it has the expertise and resources to perform the Services in a professional and workmanlike manner, and it will perform the Services in accordance with the provisions of this Agreement and the applicable Statement of Work;

             (b) the Administrator Personnel are and will be properly educated, trained and qualified for the Services they are to perform;

             (c)  all  Work   Product   conforms   to  the   specifications   or
                  descriptions thereof in the applicable Statement of Work;

             (d) it will not introduce into any Customer Information any Malicious Code and will use commercially reasonable efforts to prevent any such Malicious Code from entering Customer Information under the control of Administrator or otherwise accessed or used by Administrator in the performance of this Agreement;

             (e) all Services and Administrator Materials: (i) are original to Administrator (or its subcontractors, as the case may be) or are the subject of one or more licenses authorizing Administrator to use such materials as contemplated hereby;
                  (ii) which are owned by Administrator, do not violate any patent, copyright, trade secret or other property right of any other Party; and (iii) for other materials to which Administrator has only a license to use, Administrator's use is in accordance with Administrator's license for such materials;

             (f) it has obtained and will at all times during the Term maintain all applicable consents, permits and/or licenses necessary to perform the Services;

             (g) it has not paid or caused to be paid and will not pay or cause to be paid, directly or indirectly, any wages, compensation, gifts or gratuities to any employee or agent of Customer or to any government agent, official, or employee for the purpose of influencing any decisions with respect to the making of this Agreement, or in connection with any Services contemplated hereby; and

             (h) all Administrator Personnel are eligible to legally work and accept employment in the United States or such other country from which the Services will be provided; and

     8.2. Mutual. Each Party represents and warrants that, as of the Effective Date:

             (a) It is a corporation duly incorporated, validly existing and in good standing under the laws of the state in which it is incorporated, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse affect on its business or its ability to perform its obligations under this Agreement.

             (b) It has all necessary corporate power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement.

             (c) It has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on its part.

             (d)  This  Agreement   constitutes  a  legal,   valid  and  binding
                  obligation of such Party, enforceable against it in accordance with its terms.

             (e) It is not a party to, and is not bound or affected by or subject to, any instrument, agreement, charter or by-law provision, law, rule, regulation, judgment or order which would be contravened or breached as a result of the execution of this Agreement.

             (f) It has and shall maintain all the licenses, permits, and approvals from governmental agencies required to perform its obligations under this Agreement.

9.   INDEMNIFICATION AND REIMBURSEMENT FOR DATA ERRORS

     9.1. Administrator Indemnity. Subject to Section 9.5 below and to the limitations, exclusions and exceptions in Article 10, Administrator, at its own expense, shall indemnify, defend and hold harmless Customer, and its directors, officers, employees and agents (collectively, the "Customer Indemnitees"), from and against Indemnified Damages relating to or arising from any loss, claim, demand, suit, action or proceeding (collectively, a "Claim") brought by a third party (a person which is not an Affiliate of any Customer Indemnitee) against any of the Customer Indemnitees to the extent based upon:

             (a) Administrator's or its agents' (including its Affiliates' and Permitted Subcontractors') breach of the terms or warranties contained herein;

             (b) Administrator's or its agents' (including its Affiliates' and Permitted Subcontractors') gross negligence, fraud or willful misconduct; or

             (c) Administrator's or its agents' (including its Affiliates' and Permitted Subcontractors') breach of Article 5 (Proprietary Rights) or Article 6 (Confidentiality/Privacy).

     9.2. Customer's Indemnity. Subject to Section 9.5 below and to the limitations, exclusions and exceptions in Article 10, Customer, at its own expense, shall indemnify, defend and hold harmless Administrator, and its directors, officers, employees and agents (collectively, the "Administrator Indemnitees"), from and against Indemnified Damages relating to or arising from any Claim brought by a third party (a person which is not an Affiliate of any Administrator Indemnitee) against any of the Administrator Indemnitees to the extent based upon:

             (a) Customer's or its agents' (including Customer Designees') breach of Customer's warranties in Section 8.2;

             (b) Customer's or its agents' (including Customer Designees') gross negligence, fraud or willful misconduct;

             (c)  Customer's  or its  agents'  (including  Customer  Designees')
                  breach  of  Article  5  (Proprietary   Rights)  or  Article  6
                  (Confidentiality/Privacy) above;

             (d) Any of the matters in Section 1.10(a) for which Administrator is not liable for under this Agreement;

             (e) Customers or its agents' (including Customer Designees'), breach of any other agreement relating to a Contract, including any agreement relating to the sale of the Contract, commissions paid or payable relating to such Contract, the reinsurance of such Contract, provided that Administrator otherwise performed in all material respects with this Agreement; or

             (f) Administrator's performance under this Agreement in conformity with: (i) any written policies, processes, interpretations or other written instructions provided by individuals designated in writing by Timothy Still (or his successor) for SAAL and Walter Irby (or his successor) for AI Life AGL DE (for purposes of performance of the Services to the extent such processes, interpretations or other instructions were not, at the relevant time, superseded by a later version of the Operating Guidelines approved by Customer in accordance with this Agreement; (ii) the Operating Guidelines approved by Customer; or (iii) this Agreement, including the Statement of Work and attachments thereto.

     9.3.    Special  Indemnification  Relating  to  Infringement.   Subject  to
             Section 9.5 below and to the limitations, exclusions and exceptions in Article 10:

             (a) Administrator shall defend, hold harmless and indemnify the Customer Indemnitees from all Indemnified Damages which arise out of a Claim brought by a third party that is not an Affiliate of Customer against Customer arising from the actual or alleged infringement by such Administrator Materials of the rights of such third party.

             (b) Customer shall defend, hold harmless and indemnify the Administrator Indemnitees from all Indemnified Damages which arise out of a Claim brought by a third party that is not an Affiliate of Administrator against Administrator arising from the actual or alleged infringement by Customer Information of the rights of such third party.

             (c) Notwithstanding the provisions above, neither Party shall be obligated to indemnify or defend the other or settle any Claim of infringement: (i) asserted by an Affiliate of the other Party, (ii) caused by the other Party's (including its suppliers, designees, Affiliates, vendors or any other third parties who may perform certain services for the benefit of the other Party) additions to, changes in, or modification of Administrator Materials or Customer Information, as applicable; (iii) caused by the other Party's use of such information in combination with information provided by third parties; or (iv) caused by the other Party breaching Article 5 or Article 6 of this Agreement.

     9.4. Acts of Employees and Subcontractors. Subject to Section 9.5 below and to the limitations, exclusions and exceptions in Article 10, each Party shall indemnify, defend and hold harmless, the other Party and its respective indemnitees from any and all Indemnified Damages which arise out of a Claim brought by a third party that is not an Affiliate of either Party, by reason of personal injury, death or tangible personal property damage of any nature or kind arising, in whole or in part, out of, as a result of, or in connection with, the negligent acts or omissions of the indemnifying Party's employees, agents, subcontractors, or in the case the case of Customer, Customer Designees.

     9.5.    Indemnification Procedures.

             (a) If any third party brings a Claim against a Party and such Party reasonably believes that such Claim is or may be covered by the indemnification obligations under this Agreement (the "Indemnified Party"), such Indemnified Party shall promptly deliver to the other Party (the "Indemnifying Party") a written notice (a "Claims Notice"), including a brief description of the amount and basis of the Claim, if known; provided, however, that the failure of the Indemnified Party to give prompt notice shall not relieve the Indemnifying Party of any of its obligations hereunder, except to the extent such failure materially prejudices the Indemnifying Party.

             (b) The Indemnifying Party shall, at its own expense, be entitled to assume and control the defense of any such Claim on the Indemnified Party's behalf by written notice to the Indemnified Party within fifteen (15) days after receipt of a Claims Notice. To assume the defense of such Claim, the Indemnifying Party shall first have acknowledged (via the foregoing notice) to the Indemnified Party the Indemnifying Party's unconditional obligation to indemnify fully the
                  Indemnified Party for the matter in accordance with this Agreement. In the absence of such assurance, the Indemnified Party shall control the defense of such claim, without prejudicing in any way its right to recover Indemnified Damages under this Section in accordance with this

                  Agreement. If so specified in such notice, the Indemnifying Party, in the event that the Indemnifying Party is entitled to indemnification from a third party for such claim ("Third Party Indemnitor") in respect of the same underlying subject matter, facts, or circumstances as the Claim asserted, may assign the defense of such Claim hereunder to such Third Party Indemnitor. The Indemnified Party shall cooperate fully with, and assist the Indemnifying Party or Third Party Indemnitor in the defense and all related settlement negotiations of the Claim. The Indemnifying Party shall pay all reasonable costs incurred by the Indemnified Party related to the Indemnified Party's assistance in defense of a Claim.

             (c) The Indemnified Party shall have the right to join in the defense of such Claim and employ its own separate counsel in any action, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party; provided, however, that: (i) if the Parties agree that it is advantageous to the defense for the Indemnified Party to employ its own counsel;
                  (ii) if the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the
                  Indemnifying Party or Third Party Indemnitor and the Indemnified Party in the conduct of the defense of the claim (in which case the Indemnifying Party and/or Third Party Indemnitor shall not have the right to direct or participate in the defense of such claim on behalf of the Indemnified Party), or (iii) the claim is an action, proceeding, inquiry, or investigation commenced by a Governmental Authority and the Indemnified Party elected to control the defense of such claim, then, in each such instance, the reasonable fees and expenses of counsel for such Indemnified Party shall be borne by the Indemnifying Party. The Party controlling the defense of a Claim for which indemnification is available pursuant hereto shall keep the other Party reasonably apprised at all times as to the status of its defense of the claim.

             (d) Notwithstanding anything in this Article 9 to the contrary, in the event the Claim is an action, proceeding, inquiry, or investigation commenced by a Governmental Authority, the Indemnified Party shall have the right to control the defense of such Claim.

             (e) If the Indemnifying Party shall fail to notify the Indemnified Party of its desire to assume the defense of the Claim within the prescribed period of time, shall notify the Indemnified Party that it will not assume the defense of the Claim, or shall fail to assume the defense of the Claim, then the Indemnified Party must defend the Claim in any such manner as it may deem appropriate. The Indemnifying Party shall also be permitted to join in the defense of the Claim and employ counsel at its own expense. Neither the Indemnifying Party nor any Indemnified Party shall be liable for any settlement of any Claim effected without its prior written consent.

             (f) Notwithstanding the foregoing, the Indemnified Party shall retain, assume, or reassume sole control over, and all expenses relating to, every aspect of the defense that it believes is not the subject of the indemnification provided for in this Agreement and upon such retention, assumption, or reassumption, the Indemnifying Party will be relieved of responsibility for indemnifying the

                  Indemnified Party for such defense or the Claim to which such defense relates.

             (g) In any Claim as to which the Indemnifying Party is entitled pursuant to this Section to assume and control the defense thereof, until both: (i) the Indemnified Party receives notice from the Indemnifying Party that it will defend the Claim or, as permitted, assign such defense to a Third Party Indemnitor; and (ii) the Indemnifying Party assumes or so assigns such defense, the Indemnified Party may, at any time after notifying the Indemnifying Party of the Claim, resist the Claim or, after consultation with and the consent of the Indemnifying Party, settle or otherwise compromise or pay the Claim. The Indemnifying Party shall pay all reasonable costs of the Indemnified Party actually incurred arising out of or relating to that defense and any such settlement, compromise, or payment.

             (h) Following indemnification as provided herein, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to the matters with respect to which indemnification has been furnished.

     9.6.    Variances.

             (a) Correction. In the event of a discrepancy or other error arising in the execution or recording of an investment transaction during the Term, including a portfolio allocation or reallocation transaction (a "Variance"), Administrator shall, promptly upon learning of the Variance, reconcile the Variance by crediting or debiting the applicable Contract Holder's account such that the Contract Holder shall not have lost or gained any amounts as a result of the Variance.

             (b) Reporting. Promptly after the end of each calendar month, Administrator shall furnish Customer a detailed, itemized report listing of (a) Variances caused by Administrator's errors (each, a "Type A Variance") and (b) Variances that are not caused by Administrator's errors (each, a "Type B Variance"); provided that Administrator shall promptly inform Customer of any Variance from any discrepancy or other error that results in a net gain or net loss in excess of five thousand dollars ($5,000), whether a Type A Variance or a Type B Variance.

             (c) Annual Settle-Up. If, as of the last day of each calendar year during the Term of this Agreement, there is a Net Loss, as defined below, for that calendar year, Administrator shall pay the amount of that Net Loss to Customer. Provided, however, the amount Administrator is obligated to pay Customer for a given calendar year shall be reduced by the amount of Net Gains, as defined below, from prior calendar years during the Term of this Agreement to the extent such Net Gains were not credited against Net Losses from prior periods. Such payment will be due and payable on February 1.

             (d) "Net Loss" means the amount by which the losses from Type A Variances were greater than the gains from the Type A Variances that occurred during that prior calendar year, when reduced by the amount of net gains, if any, from Type B Variances in excess of the losses from Type B variances for that same calendar year. For the avoidance of doubt, if the losses from Type B Variances are greater than the gains from Type B Variances, such difference SHALL NOT increase the Net Loss.

             (e) "Net Gain" means the amount by which the gains from the Type A Variances were greater than the losses from the Type A Variances that occurred during that prior calendar year, when combined with the net gain or loss, as the case may be, between the gains from Type B Variances and losses from Type B Variances for that same calendar year. For the avoidance of doubt, if the losses from Type B Variances are greater than the gains from Type B Variances, such difference SHALL REDUCE the Net Gain.

             (f) A Type A Variance shall be deemed to have occurred on the date the transaction occurs (or should have occurred) that results in the discrepancy or other error.

             (g) Administrator shall, as reasonably requested by Customer, assist Customer to recover Type B Variances that are the fault of a mutual fund unaffiliated with Customer.

10.  DISCLAIMERS, LIMITATIONS OF LIABILITY AND EXCLUSIONS OF DAMAGES

     10.1. Disclaimer of Implied Warranties. THE WARRANTIES EXPRESSLY STATED IN THIS AGREEMENT AND IN ONE OR MORE STATEMENTS OF WORK ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS, AND FITNESS FOR A PARTICULAR PURPOSE.

     10.2. Certain Damages Excluded. SUBJECT TO SECTION 10.4, IN NO EVENT SHALL A PARTY OR ITS AFFILIATES BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES OF ANY KIND, INCLUDING LOST PROFITS OR LOSS OF GOODWILL, OR EXEMPLARY, PUNITIVE, OR SPECIAL DAMAGES ON ANY CLAIM OR DEMAND AGAINST IT BY ANOTHER PARTY ITS AFFILIATES OR ANY OTHER PERSONS, WHETHER IN CONTRACT, EQUITY, TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE, AND STRICT LIABILITY IN TORT) OR OTHERWISE, EVEN IF, AND WHETHER OR NOT, SUCH PARTY OR ITS AFFILIATES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

     10.3.   Limitation on Liability.

             (a) SUBJECT TO SECTION 10.4 BELOW, THE TOTAL AGGREGATE LIABILITY OF ADMINISTRATOR AND ITS AFFILIATES IN RESPECT OF ANY AND ALL CLAIMS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT IN THE AGGREGATE, INCLUDING ANY AND ALL STATEMENTS OF WORK, WHETHER IN CONTRACT, EQUITY, TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT) OR OTHERWISE, DURING AND AFTER THE TERM, SHALL IN NO EVENT EXCEED, WHEN AGGREGATED WITH ALL

                  OTHER CLAIMS HEREUNDER: (A) WITH RESPECT TO CLAIMS WHICH ARISE AFTER THE FIRST ANNIVERSARY OF THE EFFECTIVE DATE, THE FEES AND CHARGES PAID FOR THE SERVICES HEREUNDER DURING THE ONE (1) YEAR IMMEDIATELY PRECEDING THE FIRST EVENT GIVING RISE TO ANY CLAIM OR $1 MILLION, WHICHEVER IS GREATER, OR (B) WITH RESPECT TO CLAIMS WHICH ARISE BEFORE THE FIRST ANNIVERSARY OF THE
                  EFFECTIVE DATE, THE FEES AND CHARGES PAID HEREUNDER DURING SUCH FIRST YEAR ANNUALIZED FOR A ONE (1) YEAR PERIOD) OR $1 MILLION, WHICHEVER IS GREATER, OR (C) WITH RESPECT TO CLAIMS WHICH ARISE AFTER THE END OF THE TERM OF THIS AGREEMENT, THE FEES AND CHARGES PAID DURING THE LAST ONE (1) FULL YEAR DURING WHICH THIS AGREEMENT WAS IN EFFECT OR $1 MILLION, WHICHEVER IS GREATER. PAYMENTS MADE SHALL BE DEEMED MADE OUT OF SUCH AMOUNTS DRAWING FROM ONE YEAR PRIOR TO THE EVENT GIVING RISE TO THE CLAIM MOVING FORWARD TO SUCH EVENT.

             (b) SUBJECT TO SECTION 10.4 BELOW, THE TOTAL AGGREGATE LIABILITY OF CUSTOMER AND ITS AFFILIATES TO ADMINISTRATOR, ITS AFFILIATES AND OTHER PERSONS IN RESPECT OF ANY AND ALL CLAIMS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT IN THE AGGREGATE, INCLUDING ANY AND ALL STATEMENTS OF WORK, WHETHER IN CONTRACT, EQUITY, TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT) OR OTHERWISE, DURING AND AFTER THE TERM, SHALL IN NO EVENT EXCEED, WHEN AGGREGATED WITH ALL OTHER CLAIMS HEREUNDER: (A) WITH RESPECT TO CLAIMS WHICH ARISE AFTER THE FIRST ANNIVERSARY OF THE EFFECTIVE DATE, THE FEES AND CHARGES PAID OR PAYABLE FOR THE SERVICES DURING THE ONE (1) YEAR IMMEDIATELY PRECEDING THE FIRST EVENT GIVING RISE TO ANY CLAIM OR $1 MILLION WHICHEVER IS GREATER, OR (B) WITH RESPECT TO CLAIMS WHICH ARISE BEFORE THE FIRST ANNIVERSARY OF THE EFFECTIVE DATE, THE FEES AND CHARGES PAID OR PAYABLE BY CUSTOMER DURING SUCH FIRST YEAR ANNUALIZED FOR A ONE (1) YEAR PERIOD OR $1 MILLION, WHICHEVER IS GREATER, OR
                  (C) WITH RESPECT TO CLAIMS WHICH ARISE AFTER THE END OF THE TERM OF THIS AGREEMENT, THE FEES AND CHARGES PAID OR PAYABLE DURING THE LAST ONE (1) FULL YEAR DURING WHICH THIS AGREEMENT WAS IN EFFECT OR $1 MILLION, WHICHEVER IS GREATER. SUCH SUMS SHALL ONLY BE AVAILABLE ONCE TO PAY ANY AND ALL SUCH CLAIMS. PAYMENTS MADE SHALL BE DEEMED MADE OUT OF SUCH AMOUNTS DRAWING FROM ONE YEAR PRIOR TO THE EVENT GIVING RISE TO THE CLAIM MOVING FORWARD TO SUCH EVENT.

             (c) References above to "fees and charges" paid or payable shall not include any Pass-Through Expenses, taxes, or reimbursed expenses.

     10.4. Exceptions. Notwithstanding Sections 10.2 and 10.3, no limitation on liability or exclusion of damages shall apply with respect to:

             (a)  Losses suffered by breach of Article 5 (Proprietary Rights) or
                  Article 6 (Confidentiality/Privacy);

             (b)  Losses  suffered  by  gross   negligence,   fraud  or  willful
                  misconduct of the other Party, including any claim brought under Section 9.1(b) or under Section 9.2(b);

             (c) any claim brought under Section 9.1(c) or under Section 9.2(d) or (e);

             (d)  any  claim  brought  under  Section  9.3(a)  or under  Section
                  9.3(b);

             (e) Losses suffered by reason of personal injury or damage to tangible personal property, including any claim brought under
                  Section 9.4;

             (f) Invoiced fees, charges and other amounts that are due and owing to Administrator under this Agreement.

             (g) Losses suffered by Customer relating to or arising from Administrator's (i) breach of Section 15.3 (Disaster Recovery) or (ii) its intentional breach or gross disregard of its obligations under Article 16 (Termination Assistance).

11.  OTHER RIGHTS AND OBLIGATIONS.

     11.1. Independent Contractor. In connection with this Agreement, each Party is an independent contractor. This Agreement establishes and will only be construed as establishing a contract between unrelated business entities for the provision and purchase of certain services and does not and will not be deemed to create a joint venture, partnership, fiduciary or agency relationship between the Parties for any purpose. With respect to its own personnel, each Party is independently responsible for all obligations incumbent upon an employer. Customer is not responsible for payment of workers' compensation, disability benefits or unemployment insurance, nor is Customer responsible for withholding or paying employment related taxes for Administrator or any of its employees.

     11.2.   Subcontracting.

             (a) Administrator will not subcontract any Restricted Activities without the prior written consent of Customer. Administrator will not subcontract to a Customer Competitor in any event. Customer's consent under this Section is not required with respect to Administrator's Affiliates.

             (b) Prior to entering into any subcontract in respect of Restricted Activities, Administrator will inform Customer of the proposed subcontract and will obtain Customer's consent of such proposed subcontractor. Permitted Subcontractors who will perform Restricted Activities as of the Effective Date are listed in Exhibit 4. Customer consents to such listed Permitted Subcontractors performing the Restricted Activities.

             (c) No subcontracting will release Administrator from its responsibility for its obligations under this Agreement or any Statement of Work. Administrator will be Customer's sole point of contact with respect to the Services.

             (d) With respect to any Services performed by a Permitted Subcontractor, Administrator hereby assumes all liability and responsibility for such subcontractors' compliance with and breach of the terms of this Agreement and Statement of Work, and for all acts and omissions of such subcontractors.

             (e) For those third parties providing services which give rise to Pass-Through Expenses for a given Statement of Work, Administrator shall: (i) use commercially reasonable efforts to negotiate favorable terms and conditions in the contract with such suppliers; and (ii) consult with Customer with respect to the source of such services and the commercial terms and conditions and (iii) such Pass-Through Expenses will be agreed to in writing by Customer in the applicable Statement of Work.

     11.3.   Service Locations.

             (a) Notwithstanding any consent that Customer may have provided to Administrator to subcontract all or a portion of Services, under no circumstances will Administrator perform or cause to be performed, directly, indirectly or by agents or subcontractors, any Restricted Activities outside of the continental United States of America unless it obtains the prior written consent of Customer with respect to performance of the Services from such location.

             (b) Regardless of whether Customer's consent is or is not required and regardless of whether it did consent to Administrator changing an Administrator Service Location, Administrator, and not Customer, shall bear the costs of such change in Administrator Service Location.

             (c) Notwithstanding any consent that Customer may have provided to Administrator to subcontract all or a portion of any
                  Restricted Activities, Administrator may not change the location from where such Restricted Activities are being performed from an on-shore location to an off-shore location or from an off-shore location to a different off-shore location, unless it obtains the prior written consent of Customer with respect to such change in location.

12.  DISPUTE RESOLUTION.

     12.1. Informal Dispute Resolution. Prior to the initiation of any formal dispute resolution procedures, the Parties shall first attempt to resolve any dispute with respect to this Agreement or a Statement of Work as follows:

             (a) Upon the request of a Party, each Party to any such dispute shall promptly vest a designated representative with authority to settle the dispute. Such representatives shall meet one or more times, as they deem necessary or advisable, and attempt in good faith to resolve the dispute. The meeting(s) will be held reasonably promptly after the request therefore is furnished at an agreed location or via conference call. If the designated representatives cannot resolve the matter within thirty (30) Business Days after the request for attempt at informal resolution pursuant to this Section is furnished by the requesting Party to the receiving Party, or for such longer period upon which the Parties respective representatives may agree in writing to continue to attempt to resolve the dispute informally, then either Party may elect to submit the dispute for resolution in accordance with the formal dispute resolution procedure specified below.

             (b) During the negotiations, all reasonable requests made by one Party to the other for non-privileged information reasonably related to the dispute shall be promptly honored. Any information, discussions, or offers exchanged between the Parties shall be privileged, confidential, and without prejudice to a Party's legal position in any formal proceedings. All such information, discussions, and offers will be considered settlement discussions and inadmissible in any subsequent proceedings.

             (c) This Section shall not be construed to prevent a Party from instituting, and a Party is authorized to institute, formal proceedings earlier to avoid the expiration of any applicable limitations period or to seek an injunction or any other equitable remedy.

     12.2. Formal Dispute Resolution. In the event that the Parties are unable to resolve a dispute under the provisions set forth herein, either Party may institute such actions as may be permitted at law or in equity.

     12.3.   Continued Performance.  Subject Customer's compliance with Sections
             12.4 and 16.1(d), pending the resolution of a good faith dispute between Customer, on the one hand, and Administrator, on the other hand, under this Agreement or a Statement of Work, Administrator and Customer shall continue to perform hereunder and under any Statement of Work.

     12.4. Payment Dispute. The following provisions shall apply where one Party disputes in good faith that it owes an amount to the other Party, which the other Party claims is payable under this
             Agreement:

             (a) The Party disputing ("Disputing Party") that it owes the other Party amounts under this Agreement shall provide to the other Party ("Billing Party") a detailed written explanation of Disputing Party's basis for disputing in good faith the amounts claimed due by Billing Party. Disputing Party shall pay Billing Party the undisputed amounts due. Disputing Party shall provide such notice within thirty (30) business days of receiving the invoice containing disputed charges.

             (b) Upon receipt of any notice of disputed fees, each Party shall promptly and diligently cooperate with each other to resolve the disputed amounts. At such time as the Billing Party determines that the Parties have reached an impasse regarding such disputed amounts, the Billing Party shall provide a written notice to the Disputing Party stating that the parties have reached an impasse with respect to the disputed amount described in such letter.

             (c) Within fifteen (15) calendar days of the date of Disputing Party's receipt of the notice provided for in Section 12.4(b), if the amount(s) in dispute exceeds $50,000 in the aggregate, the Disputing Party shall deposit the entire disputed amount into an interest bearing escrow account for the benefit of the Billing Party, on terms as set forth by the Billing Party providing that such deposited amounts shall be released only: (a) as the parties may jointly direct the escrow agent; or (b) pursuant to a final resolution in accordance with this Agreement. If Disputing Party is Customer and if Customer has not deposited such amounts into an escrow account as described in this Section, subject to such amounts in dispute being due and payable as asserted by Administrator, Administrator may immediately discontinue providing Services until the parties mutually agree upon terms for Administrator to be paid for the continuing Services provided or Customer deposits such amounts into an escrow account as described above. If Disputing Party is Administrator and if Administrator has not deposited such amounts into an escrow account as described in this Section, Customer shall have the right to reduce amounts payable to Administrator under this Agreement on a dollar-for-dollar basis the amount disputed by Administrator without prejudicing Customer's rights under this Agreement and such withholding by Customer shall not entitle Administrator, under any circumstances, to stop performing any Services under this Agreement.

             (d) Nothing contained herein shall prevent Administrator from terminating this Agreement for breach and ceasing to provide Services if Customer is unwilling or unable to comply with the terms of this Section 12.

             (e) In lieu of depositing amounts in the escrow account as described above, Customer may pay Administrator such disputed amounts and seek to recover such amounts.

13.  TERM AND TERMINATION.

     13.1. Term. The initial term of this Agreement, including all Statements of Work, shall be for ten (10) years from the Effective Date, unless terminated earlier in accordance with this Agreement or the applicable Statement of Work and thereafter, shall renew automatically for successive one (1) year terms, unless either Party notifies the other in writing at least six (6) months in advance of such Party's election to terminate at the end of the initial ten (10) year term, or at the end of a successive one (1) year term (collectively, the "Term").

     13.2.   Termination by Customer.  At any time during the Term, Customer may
             terminate  this   Agreement   and/or  any  Statement  of  Work,  in
             accordance with the following provisions:

             (a)  Termination for Cause.

                  (i) Customer may, at its option, terminate (1) this Agreement and all Statement of Work at any time during the Term or Termination Assistance Period if Administrator materially breaches this Agreement or a Statement of Work and such breach is not cured within thirty (30) days after written notice thereof to Administrator, (2) a specific Statement of Work at any time during the Term or Termination Assistance Period if Administrator materially breaches such Statement of Work and such breach is not cured within thirty (30) days after written notice thereof to Administrator, or (3) a Statement of Work only with respect some but not all of the Services to which Administrator's material breach directly relates, and such breach is not cured in all material respects within thirty (30) days after written notice thereof to Administrator. Such written notice of breach by Customer shall be provided promptly after Customer is aware of such breach, but in no circumstances, more than six (6) months following Customer's awareness of such breach. If, after Customer has provided the notice of breach above, Administrator has not cured the specified breach in all material respects, for so long as Administrator has still not cured the specified breach in all material respects, Customer may terminate as permitted above by providing Administrator thirty (30) days notice of termination. If Customer delivers notice terminating specific Services of one or more Statement of Work, Customer is not thereafter entitled to terminate the Statement of Work with respect to the continuing Services or this Agreement as a whole as a result of the same events. Customer shall provide notice of termination under this Section within two (2) years after the date Customer sent the notice of breach for which Customer is exercising such right to terminate.

                  (ii) To the extent not contrary to applicable law, if a governmental agency issues a written order revoking, suspending or otherwise terminating Administrator's license as may be required to perform the Services and such revocation, suspension or termination, if capable of cure, is not cured within thirty (30) calendar days after Administrator's receipt of such written order. In such case, the party receiving such order shall promptly provide to the other a copy of such order and the effective date of such termination, if the revocation, suspension or termination is not cured as provided herein, shall be as set forth in such order.

                  (iii) Customer may terminate this Agreement in whole or in part for Administrator's failure to meet the Default Performance Standards as stated in Section 1.4(d).

             (b) Termination Without Cause. Customer may terminate this Agreement (and all Statements of Work) in its entirety, in its sole discretion upon six (6) months prior written notice to Administrator and upon payment of the "Early Termination Fee(s)" set forth in each Statement of Work, if any. The terms of payment of any Early Termination Fee(s) shall be as set forth in the applicable Statement of Work.

             (c) No Statements of Work. If there is no Statement of Work in effect, either Party may terminate this Agreement at any time upon ten (10) days written notice to the other Party.

             (d) Partial Termination Process. If Customer terminates less than the entire Agreement pursuant to Section 13.2(a) above:

                  (i) The Parties will negotiate the appropriate amendment to each affected Statement of Work to remove from each such affected Statement of Work the affected Services, adjust the fees and charges to reflect the revised scope of Services to be performed, reduce the scope of Services provided under each affected Statement of Work, revise any affected Service Levels, including revising the scope of Service Levels to reflect the revised responsibilities of Administrator, and make all other reasonable and equitable revisions to each Party's rights and duties to reflect the change in scope and nature of Services to be performed by Administrator. Until the Parties agree in writing in accordance with the Change Procedures for such adjustments, Administrator shall invoice the amount reasonably adjusted by Administrator to reflect the changes in the Services to be performed and Customer shall pay all such amounts. To the extent there is any dispute regarding how the adjusted amount was determined and invoiced by Administrator, the provisions of Section 12.4 shall govern.

                  (ii) Pending execution of a mutually agreed upon amendment as contemplated above, with effect from the date the specific Services are terminated pursuant to Section 13.2(a), Administrator shall not be liable for failure to meet the Service Levels for the terminated Services or any other Services the performance of which is affected by the termination of the terminated Services, or for any other breach of this Agreement to the extent directly caused by the termination of the terminated Services. Administrator shall inform Customer of which Services and/or Service Levels are affected by the termination of the Terminated Services as promptly as practicable after receipt of Customer's notice of termination.

     13.3. Termination for Insolvency. Subject to Applicable Law, Customer may terminate this Agreement and all Statement of Work in the event of Insolvency of Administrator by providing sixty (60) days written notice and such Insolvency is not cured within sixty (60) days after written notice thereof.

     13.4. Termination by Administrator. Administrator may terminate the affected Statement of Work if Customer fails to pay undisputed amounts due thereunder and does not cure such breach in all material respects within thirty (30) days of receipt of Administrator's notice. Administrator may consider Customer's failure to comply with the payment dispute provisions of Section
             12.4 above a material breach of this Agreement, in which case, Administrator may terminate the affected Statement of Work if Customer does not cure such breach within thirty (30) days of receipt of Administrator's notice. Administrator may terminate this Agreement if Customer materially breaches Article 5 or Article 6 of this Agreement and does not cure such breach in all material respects within thirty (30) days of receipt of Administrator's notice. If after Administrator has provided the notice of breach above Customer has not cured the specified breach in all material respects within the time specified above and Administrator seeks to terminate as permitted above, Administrator shall provide to Customer sixty (60) days notice of termination. Even in the event of a termination under this section,

             Administrator shall provide Customer with Termination Assistance Services as detailed in Section 16.1.

     13.5. Termination Pursuant to a Statement of Work. In addition to the termination rights in this Section 13, either Party may terminate a Statement of Work at any time during the Term or Termination Assistance Period as may be expressly stated in such Statement of Work.

14.  INSURANCE.

     14.1. Required Insurance. Administrator will obtain from a company or companies (other than Customer Affiliates ) having a current A.M. Best Rating of A- VIII or better, and maintain in force during the Term and for not less than two (2) years thereafter, the following insurance coverages in the minimum amounts indicated:

                   TYPE OF COVERAGE                                     REQUIRED AMOUNT
-------------------------------------------------------------------------------------------------------
Workers Compensation providing coverage to all          Worker's Compensation - Statutory Limits as
employees in all states where operations will be        mandated under the Worker's Compensation laws
performed.                                              of the state  or Federal body having
                                                        jurisdiction over the location of the project
                                                        or operation
-------------------------------------------------------------------------------------------------------
Employer's Liability (Bodily injury by disease per      $1,000,000
person, by accident policy limit, by disease policy
limit)
-------------------------------------------------------------------------------------------------------
Internet Media Security & Privacy Liability insurance   $2,000,000  limit providing 3rd party liability
a/k/a Cyber Risk Insurance                              coverage
-------------------------------------------------------------------------------------------------------
Comprehensive General Liability Insurance including     $1,000,000 combined single limit/General
Broad Form Contractual, Broad Form Property Damage,     Aggregate $2,000,000 for bodily injury and
Personal Injury and Advertising Liability, Completed    property damage liability
Operation and Products coverage
-------------------------------------------------------------------------------------------------------
Medical Payments                                        $5,000 per person
-------------------------------------------------------------------------------------------------------
Comprehensive Auto Liability including Owned,           $1,000,000 combined single limit
Non-owned and Hired Motor Vehicles coverage which are
operated on behalf of Administrator pursuant to
Administrator's activities hereunder
-------------------------------------------------------------------------------------------------------
Umbrella/Excess Liability on a following form basis     $20,000,000 each occurrence/general aggregate
-------------------------------------------------------------------------------------------------------

                   TYPE OF COVERAGE                                     REQUIRED AMOUNT
-------------------------------------------------------------------------------------------------------
Professional Liability                                  $10,000,000 each occurrence/general aggregate
-------------------------------------------------------------------------------------------------------
Blanket Fidelity Bond                                   Minimum amount $10,000,000
-------------------------------------------------------------------------------------------------------

     14.2. Evidence of Coverage. Administrator will, upon request, provide Customer with a Certificate or Certificates of Insurance evidencing that the above insurance requirements have been satisfied. Administrator shall deliver to Customer certificates of insurance as evidence of the insurance and limits stipulated above, with provisions for not less than thirty (30) days prior written notice to Customer in the event of material alteration which may be detrimental to Customer's interest, cancellation or non-renewal of such insurance.

     14.3. Additional Insured. Where applicable, the above policies will name Customer and/or Customer as additional insureds. The Automobile and General Liability insurance coverage shall be extended to Customer as additional insured. The coverage so extended will protect the
             Customer only against claims arising out of and caused by Administrator's operation.

     14.4. Waiver of Subrogation. The Automobile, General Liability and Workers' Compensation policies shall provide standard waiver of subrogation, which prohibits the Administrator's insurer from seeking redress from Customer, except in jurisdictions, and to the extent where prohibited by law.

     14.5. Non-Limitation of Insurance. It is understood that the above may not be all the types of insurance or bonds normally carried by vendors in similar operation or size for their commercial activities. Therefore, compliance with any of the type and limits of insurance stipulated in this contract will not in itself be construed to be limitation of liability of Administrator or its sub-contractors. All insurance required of Administrator will be primary, and not excess over or contributing with any insurance maintained Customer.

     14.6. Contravention of Insurance. Administrator will not intentionally do, allow or permit anything to be done for Customer or on or about Customer's premises that will affect, impair or contravene any policies of insurance that may be carried by Customer or Customer's client , against loss of any kind.

15.  FORCE MAJEURE

     15.1. Force Majeure Event. If and to the extent that a Party's performance of any of its obligations pursuant to a Statement of Work is prevented, hindered or delayed directly or indirectly by the other Party or its agents (except to the extent such Party or agents are acting in accordance with the other Party's specific instructions), or fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions, revolutions, strikes or any other causes of a similar nature beyond the reasonable control of such Party (each, a "Force Majeure Event"), and such non-performance, hindrance or delay could not have been prevented by the taking of all reasonable precautions by the non-performing, hindered or delayed Party, then the non-performing, hindered or delayed Party will be excused for such nonperformance, hindrance or delay, as applicable, of those obligations affected by the Force Majeure Event for as long as such Force Majeure Event continues and such Party continues to use efforts consistent with industry standards and practices to recommence performance whenever and to whatever extent possible without delay, including through the use of alternate sources, workaround plans or other means. The Party whose performance is prevented, hindered or delayed by a Force Majeure Event will immediately inform the other Party of the occurrence of the Force Majeure Event, describing in reasonable detail the nature of the Force Majeure Event. The occurrence of a Force Majeure Event will not excuse, limit or otherwise affect Administrator's obligation to provide normal recovery procedures or any other disaster recovery services described in an applicable Statement of Work.

     15.2. No Payment for Unperformed Services. If Administrator fails to provide any Services in accordance with the applicable Statement of Work as a result of a Force Majeure Event, Customer will not be responsible for the payment of fees relating to the Services that Administrator fails to provide.

     15.3.   Disaster Recovery Plan And Crisis Management.

             (a) Administrator has provided to Customer, prior to the Statement of Work Execution Date, a copy of the se2 Business Recovery Plan which plan includes the procedures to be followed by Administrator with respect to its continued provision of Services in the event any facility used by Administrator to provide the Services is unavailable for use by Administrator because it has been destroyed, significantly damaged, or is otherwise inoperable as a result of or is the subject of a disaster (the "DRP") to such an extent that Administrator is unable to provide any portion of the Services. Administrator or its parent corporation(s), may modify or change the DRP at any time; provided, however, that no such change or modification shall adversely affect Administrator's ability to restore or resume its provision of Services. Administrator or its parent corporation(s), shall: (i) test the DRP at least once every calendar year during the Term, beginning the first calendar year following the Commencement Date, and promptly advise Customer of the test results: (ii) consult with Customer regarding the priority to be given to restoration of Administrator's performance of the Services during the pendency of any such disaster or other applicable occurrence; and (iii) implement the DRP in the event of a disaster or other applicable occurrence. Administrator agrees to use commercially reasonable efforts to resume as promptly as practicable functions identified by Customer as critical.

             (b) If "Critical Services," as defined in Exhibit 11, are not reinstated within seventy-two (72) HOURS from the event disabling Administrator's ability to perform the Services or if the other Services are not reinstated in accordance with the time frames in such DRP, Customer may terminate the applicable Statement of Work pursuant to Section 13.2(a) immediately upon notice to Administrator without regard to the thirty (30) day notice and cure period or the thirty (30) day notice of termination period.

             (c) If a Force Majeure Event prevents, hinders or delays performance of the Services for more than one hundred and twenty (120) hours or within the time frames in such DRP, Customer may procure such affected Services from an alternate source.

16.  TERMINATION ASSISTANCE

     16.1. Termination Assistance Services. The following applies with respect to Services under each Statement of Work, unless set forth otherwise in the applicable Statement of Work:

             (a) Notices and Duration. At least ninety (90) days before expiration of the Term of this Agreement or a Statement of Work, or in the case of a termination of this Agreement or one or more Statement of Work for any reason other than as described in Section 16.1(i) below, Customer may request Administrator to provide Termination Assistance Services. Unless otherwise specified in writing by Customer, the Termination Assistance Period shall commence on the date such notice is received by Administrator and shall continue for twenty-four (24) consecutive calendar months thereafter, but under no circumstances shall the Termination Assistance Period extend beyond the end of the Term of this Agreement or the applicable Statement of Work. Provided, however, Customer may request Administrator, and Administrator shall provide, additional services after the Term as reasonably requested by Customer, at Administrator's then-current time and materials rates. At any time during the Termination Assistance Period, Customer may terminate all remaining Services by providing sixty (60) days written notice.

             (b) Fees During Termination Assistance Period. All Services performed during the Termination Assistance Period shall be performed at the rates then in effect under the applicable Statement of Work for Services described in such Statement of Work and for Termination Assistance Services, Customer shall pay Administrator's then current time and materials rates. To the extent Administrator is entitled to receive any minimum fees under a Statement of Work for the Services, Customer's obligation to pay such minimum fees shall continue for the duration of the performance of the Services.

             (c) Nature of the Services Provided During Termination Assistance Period. Administrator shall not be obligated to perform Services beyond the Term stated in the applicable Statement of Work, as such Term may be extended in accordance with this Agreement. Subject to the preceding sentence, in addition to providing such Services, Administrator shall continue to perform during the Termination Assistance Period such Services on the same terms and conditions then in effect, except as the Parties may agree in accordance with the Change Procedures as part of the Termination Assistance Services. Services above and beyond Services shall be provided as the Termination Assistance Services for which Customer shall pay Administrator at the time and materials rates set forth in the applicable Statement of Work.

             (d) Right to Hire. If Customer terminates this Agreement pursuant to Sections 13.2(a) and (c), 13.3 or 13.5, upon Customer's written request, Administrator will promptly provide Customer with reasonable access to its key personnel dedicated exclusively to performing Services for Customer and information related to Permitted Subcontractors as Customer may reasonably request so that Customer may extend offers of engagement to such persons. For any such person hired by Customer, Administrator shall waive any prohibitions in any employment or other agreements with such persons that may restrict such individuals from accepting such offers from Customer. The foregoing shall not obligate Administrator to release such persons from any confidentiality obligations or restrictive covenants for the benefit of any third party, if any. Administrator will cooperate with Customer to identify whether any such persons are bound to any restrictive covenants for the benefit of any third parties, other than confidentiality obligations.

             (e) Termination Assistance. In addition to continuing to provide Services during the Termination Assistance Period, Administrator will, upon the request of Customer during the Termination Assistance Period, meet with Customer personnel to: (i) explain how the Services are provided: and (ii) provide training and the Operating Guidelines and the other materials in accordance with Section 5.5 above, all as may be necessary and reasonably requested by Customer for Customer to transition to a replacement provider of such Services. Administrator shall not be obligated to provide Customer with any other Administrator Materials.

             (f) Data Extracts. Administrator will, upon written request of Customer during the Termination Assistance Period, provide
                  Customer with an extract of all data relating to the Contracts, including, Contract Accounting Books and Records, which are then retained by Administrator in non-proprietary form and format as may be requested by Customer.

             (g) Other Books and Records. Administrator will, upon the request of Customer during the Termination Assistance Period, make available all Contract Accounting Books and Records created for Customer in the course of performing the Services in the form and format retained by Administrator, including, without limitation, tendering to Customer, by assigning related agreements or by promptly providing reasonable access to Customer, the physical copies of records which may be retained in one or more off-site storage locations. Such access provided by Administrator shall include access to and use of appropriate retrieval tools, such as indices of how and where the books and records are archived, to the extent available to Administrator.

             (h) Further Cooperation. Until the End Date, Administrator will promptly: (i) answer questions from Customer or Customer's
                  Agents regarding the Services; and (ii) deliver to Customer any remaining reports and documentation still in Administrator's possession.

             (i) Obligation to Provide. Subject to Customer's compliance with the payment obligations in Section 16.1(b) above and Section 16(j) below, Administrator will provide the Termination Assistance Services regardless of the reason for expiration or termination of the applicable Statement of Work. Notwithstanding the foregoing, to the extent Customer has: (1) "Materially Breached" (as hereinafter defined) its obligations under Article 5 or Article 6, and such breach is capable of being cured, and (2) Customer fails to cure such breach in all material respects after notice from Administrator,

                  Administrator shall not be obligated to provide any Services, including any Termination Assistance Services impacted by such material breach or if providing such Services or Termination Assistance Services would cause Administrator further losses, provided that Administrator seeks and receives a temporary restraining order and / or a preliminary restraining order (or such other order by a Governmental Authority having jurisdiction over Customer) requiring Customer to cure the Material Breach, and Customer fails to cure such Material Breach in all material respects within three (3) calendar days from the issuance of such order or mandate. Solely for purposes  of this  subsection  (i),  a  "Material  Breach"  of
                  Article 5 or Article 6 means a breach that would: (y) endanger the trade secret status or confidentiality status of Administrator Materials; or (z) cause Administrator to breach or remain in breach of its contractual obligations or statutory duties to one or more third parties in connection with the Administrator Materials which are the subject of such breach by Customer. Administrator shall not be required to post any security in connection with its pursuit of the request for the order or mandate described above and the parties will be deemed to have stipulated that immediate and irreparable injury, loss, and damages will result if the temporary restraining order and/ or a preliminary restraining order sought by the moving party is not granted.

             (j) Termination by Administrator. The following shall govern if Administrator terminates this Agreement or a Statement of Work in accordance with Sections 13.3, 13.4 or 13.5:

                  (i) Within thirty (30) days from receipt of Administrator's notice of termination, Customer may request Administrator to provide Termination Assistance Services for up to twenty-four (24) months from the effective date of termination specified in Administrator's notice of termination. At any time during the Termination Assistance Period, Customer may terminate all remaining Services by providing sixty
                          (60) days written notice.

                  (ii) If the basis for termination is Customer's failure to pay any undisputed amounts to Administrator in accordance with the terms of the Agreement or failure to comply with Section 12.4 with respect to disputed amounts, Customer must pay Administrator all amounts due to Administrator, plus one (1) month of estimated (as determined in good faith by Administrator) fees and charges and Pass-Through Expenses (or, if a shorter period of extension is specified, estimated fees, charges, and Pass-Through Expenses in respect of the period by which the Agreement or applicable Statement of Work is to be extended).

                  (iii) Administrator's obligation to continue performing any Services shall be conditioned on Customer paying, in advance, the full amount reasonably estimated by Administrator for the following calendar month. Such first payment to Administrator must be delivered to Administrator not less than thirty (30) days from receipt of Administrator's notice of termination. Customer must thereafter continue diligently to cure (if the basis for the termination is curable) and otherwise to perform under the Agreement and/or Statement of Work and, if the basis for termination is Customer's failure to pay any undisputed amounts to Administrator in accordance with the terms of the Agreement, shall be required to pay estimated fees, charges, and Pass-Through Expenses to Administrator for the Services in advance as Administrator shall reasonably determine and invoice.

     16.2. Exit Rights. With respect to Customer's rights to access the "Source Code Materials" and the "Other Software List", as those terms are defined below:

             (a) Administrator does hereby grant to Customer a non-exclusive, non-assignable, license to use, and to the extent the Administrator Software includes source code, the right to modify and use Administrator Software specific to performing the Services, as defined in the applicable Statement of Work which Administrator owns or has a license to use with the right to sublicense. The foregoing license shall be for two years or the remainder of the Term following termination of this Agreement as result of Administrator's Insolvency. Customer's license to such Administrator Software shall be limited to performing for itself such Services with respect to those Contracts for which Administrator is performing such Services at the time of Administrator's Insolvency. The license granted herein shall remain subject to the provisions of Article 5 and Article 6. As to the Administrator Software for which Administrator does not own or have a license with right to sublicense (including without limitation third party tools such as compilers and utilities used by Administrator in connection therewith), a list of such software (the "Other Software List") will be maintained in escrow pursuant to
                  Section 16.2 above.

             (b) As to the Administrator Software which is known as the "Accenture Life Insurance Platform", Administrator shall use commercially reasonable efforts (excluding the payment of additional license fees) to assist Customer in obtaining from Accenture in the name of Customer the right for Customer to be able to use the version of such Administrator Software then used by Administrator for no less than two (2) years following termination or the remaining period in the Term, whichever is greater, of this Agreement as a result of Administrator's Insolvency for Customer to perform for itself such Services with respect to those Contracts for which Administrator is performing such Services at the time of Administrator's Insolvency. To the extent Customer requests, Administrator shall use commercially reasonable efforts to have Accenture migrate the Contracts from the Accenture Life Insurance Platform to a platform designated by Customer, at Customer's expense. In connection with such use of the Accenture Life Insurance Platform, Customer, and not Administrator, shall be responsible for any and all obligations under such license.

             (c) Administrator shall maintain in escrow, pursuant to an escrow arrangement sponsored by Administrator (at Administrator's expense) with a mutually acceptable escrow agent, and participation or beneficiary agreements consistent herewith signed by Customer, no later than sixty (60) days following the date Contracts are first administered by Administrator, the

                  Other Software List, and a copy, as described in the next sentence, of the Software as to which Administrator owns or has a license to use with right of sublicense, in the form used by Administrator from time to time to provide Services, and the source code from which such executable copy was compiled (except with respect to any third party Software for which Administrator does not have source code). The escrow shall include Software source code (in the case of Software licensed by Administrator, to the extent possessed by Administrator), the Other Software List, the hardware used by Administrator configurations thereof and any other components and other information that reasonably skilled programmers and other technicians would need to build and utilize the same applications in the same manner as Administrator in its provision of Services to Customer. All of the foregoing components (including the object code and the Other Software
                  List) of the escrow shall be updated in escrow on each major release cycle and in any event not less frequently than once every twelve (12) months. Customer will bear all costs and expenses associated with its participation in the escrow arrangement to be established by Administrator pursuant to this Section.

             (d) Customer may access, and the above-referenced source code escrow agreement shall provide for, on usual and customary terms of such a source code escrow agreement, the Source Code Materials and the Other Software List only on Administrator's Insolvency.

             (e) Administrator shall: (a) update and deliver the Source Code Materials and Other Software List in strict compliance with the terms and conditions of this Agreement and of the Escrow Agreement, (b) take commercially reasonable efforts to ensure that the media on which the Source Code Materials and Other Software List are delivered to the Escrow Agent will be free from defects in workmanship and materials and viruses and (c) take commercially reasonable efforts to ensure that at the time of each delivery, the Source Code Materials and Other Software List provided to the Escrow Agent will constitute a complete, correct and accurate set of the Other Software List and Source Code Materials for the Administrator Software or applicable Release, as applicable, which are the only materials required to render the Administrator Software readable and usable in the event of the occurrence of a Release Condition.

             (f) Prior to each delivery of the Source Code Materials to the Escrow Agent, Administrator will conspicuously label for identification each magnetic tape, disk or other tangible media upon which the Source Code Materials are written or stored. In addition, upon each such delivery, Administrator will provide an itemized list of the Source Code Materials contained in the delivery.

             (g) At Customer's expense, from time to time, Customer may direct that the Source Code Materials be reviewed and tested for completeness and accuracy. If such review or test indicates that the Source Code Materials, including any component thereof, are incomplete or inaccurate, then upon notice from Customer or its designee, Administrator will promptly redeliver the Source Code Materials in accordance with the terms and conditions of this Agreement and of the Escrow Agreement.

             (h) The parties agree that the Source Code Materials and Administrator Software provided hereunder is intellectual property, as defined in section 101 of title 11, United States Code (the "Bankruptcy Code") and that this Agreement is governed by section 365(n) of the Bankruptcy Code. Administrator acknowledges that if it, as a debtor in possession or a trustee in bankruptcy in a case under the Bankruptcy Code, rejects this Agreement, then Customer may elect to retain its rights under this Agreement as provided in section 365(n) of the Bankruptcy Code. Administrator agrees and acknowledges that enforcement by Customer of any rights under section 365(n) of the Bankruptcy Code in connection with this Agreement shall not violate the automatic stay of section 362 of the Bankruptcy Code and waives any right to object on such basis. Upon rejection of this Agreement by Administrator or the bankruptcy trustee in a bankruptcy case under the Bankruptcy Code and written request of Customer to Administrator or the bankruptcy trustee pursuant to section 365(n) of the Bankruptcy Code, Administrator or such bankruptcy trustee shall: (a) provide Customer the Administrator Software, the Source Code Materials and any intellectual property otherwise required to be provided to Customer under this Agreement held by Administrator or such bankruptcy trustee; and (b) not interfere with the rights of Customer provided in this Agreement to the Administrator
                  Software, the Source Code Materials and any intellectual property provided under such agreements, including any right to obtain the Administrator Software, the Source Code Materials and any such intellectual property from another entity, but only where such use by Customer is in strict compliance with this Agreement.

             (i) If such Administrator Software is software to which Administrator has only a license, the license created by this Section shall not extend beyond the remaining term of the applicable license held by Administrator.

     16.3. Termination of License to Customer Software. Upon the End Date, with respect to any terminated or expired Statement of Work, any software license rights granted to Administrator by Customer in the applicable Statement of Work will immediately terminate and Administrator will promptly (a) deliver to Customer, at no cost to Customer, a current copy of all such software, if any, in the form in use as of the End Date, and (b) comply with the provisions of
             Section 6.7 with respect to all other copies of all such software in Administrator's possession.

17.  GENERAL.

     17.1. Divestiture Rights. "Divested Entity" means any Affiliate of Customer which is divested, spun-off or otherwise ceases to meet the definition of Affiliate as a result of a disposition or sale after the Effective Date. Customer shall notify Administrator in writing within ten (10) days of an Affiliate of Customer whose Contracts are governed by this Agreement becoming an Divested
             Entity. If an Affiliate becomes a Divested Entity, upon written notification to Administrator:

             (a) Administrator will, at Customer's election (in Customer's sole discretion), allow such Divested Entity: (i) for a period not to exceed twenty four (24) months from the date an entity becomes a Divested Entity to continue to receive the license and obtain the Services hereunder subject to and in accordance with the terms and conditions of the Agreement and the applicable Schedule; and/or (ii) to obtain the license or Services under a separate agreement, on the same terms as contained in this Agreement, in each case commencing on the date an entity becomes a Divested Entity, in any event, conditioned on the Divested Entity agreeing in writing with Administrator to be bound to the terms and conditions of this Agreement.

             (b) Administrator will, at Customer's election (in Customer's sole discretion), allow the Divested Entity to terminate the Schedule (notwithstanding anything to the contrary set forth in this Agreement and/or in the Schedule) without such Divested Entity being obligated to pay any early termination fee under this Agreement, but without relieving Customer of the obligation to pay such early termination fee or the obligation to continue paying any fees due and payable, as may be stated in this Agreement as of the applicable date the entity becomes a Divested Entity.

             (c) If under (a) or (b) above, the Divested Entity seeks to terminate this Agreement as it applies to it, Administrator will provide Termination Assistance on the terms stated in
                  Article 16 above.

             (d) As a condition to Administrator performing any of the obligations under this Section, Customer or the Divested Entity shall have agreed in writing to compensate Administrator, at Administrator's then-current time and materials rates for the Services to be reasonably rendered in connection with the separation for the Divested Entity, for the additional services necessary for Administrator to administer the Contracts of the Divested Entity on a segregated basis, all as to be stated in a written project plan executed by Customer, the Divested Entity and Administrator in accordance with the Change Procedures. Such mutually agreed project plan will contain the additional activities to be performed by Administrator in connection with the segregation associated with the Divested Entity.

     17.2.   Separation.

             (a) Upon the written request of Customer or an Affiliate, without charging any additional fees (except to the extent permitted under this Agreement), Administrator will enter into separate agreements with Affiliates of Customer, under the same terms and conditions, including the same rates, as this Agreement (each, an "Affiliate Agreement"). The license and Services provided by Administrator to Customer and/or an Affiliate under an Affiliate Agreement shall be provided uninterrupted to Customer and/or its Affiliates. Any fees paid and/or payable pursuant to each Affiliate Agreement shall be aggregated with the fees paid and/or payable by Customer under this Agreement for purposes of computing any discounts, credits or otherwise, if and as applicable to Customer and its Affiliates under this Agreement.

             (b) Upon the execution of an Affiliate Agreement, Customer shall have no further liability or obligations in connection with the license or Services transferred to the Affiliate under such Affiliate Agreement, including, without limitation, any payment obligations, but excluding the obligation of Customer to pay fees payable under this Agreement which may have accrued prior to the effective date of the Affiliate Agreement.

             (c) As a condition to Administrator performing any of the obligations under this Section, Customer or the Affiliate shall have agreed in writing to compensate Administrator, at Administrator's then-current time and materials rates for the Services to be reasonably rendered in connection with the Affiliate Agreement, for the additional services necessary for Administrator to administer the Contracts of the Affiliate on a segregated basis, all as to be stated in a written project plan executed by Customer, the Affiliate and Administrator in accordance with the Change Procedures. Such mutually agreed project plan will contain the additional activities to be performed by Administrator in connection with the segregation associated with the Affiliate added under the Affiliate Agreement.

     17.3. No Publicity. Except in the course of performing the Services, Administrator will not use the name, trademark, service mark, trade name, logo or other commercial or product designations of Customer in any way, in print or electronic format or on a web or internet site, without the prior written consent of Customer in each instance, which may be withheld regardless of Section 17.19

     17.4. No Waiver; Remedies. A Party may not waive a right or remedy except pursuant to a writing executed by such Party. No failure or delay in exercising any right or remedy or requiring the satisfaction of any condition under this Agreement, and no course of dealing between the Parties, operates as a waiver or estoppel of any right, remedy or condition. A waiver made in writing on one occasion is effective only in that instance and only for the purpose that it is given and is not to be construed as a waiver on any future occasion. No single or partial exercise of any right or remedy under this Agreement precludes the simultaneous or subsequent exercise of any other right or remedy. The rights and remedies of the Parties set forth in this Agreement are not exclusive of, but are cumulative to, any rights or remedies now or subsequently existing at law, in equity or by statute.

     17.5. Certain Acknowledgments. The Parties acknowledge and agree that they have mutually negotiated the terms and conditions of this
             Agreement  and  each  Statement  of Work  and  that  any  provision contained herein or therein with respect to which an issue of interpretation or construction arises shall not be construed to the detriment of the drafter on the basis that such Party or its professional advisor was the drafter. THE PARTIES FURTHER ACKNOWLEDGE THAT AN AUTHORIZED OFFICIAL OF EACH HAS READ THIS AGREEMENT, UNDERSTANDS IT AND AGREES ON BEHALF OF THE PARTY TO BIND THE PARTY BY ITS TERMS.

     17.6. Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable under any applicable statute or rule of law, such provision is to that extent deemed omitted, and the balance of the Agreement remains in full force if the essential terms and conditions of this Agreement for each Party remain valid, binding and enforceable.

     17.7.   Assignment.

             (a) Administrator may not assign any of its rights, except as otherwise permitted herein, or delegate any performance under this Agreement, voluntarily or involuntarily, whether by merger, consolidation, dissolution, change of control, operation of law or any other manner, except with the prior written consent of Customer. Any other purported assignment by Administrator of rights or delegation of performance without Customer's prior written consent is void, and Customer is entitled to terminate this Agreement effective as of the date Customer obtains knowledge of the purported assignment or delegation without prejudice to Customer's claims for damages.

             (b) Customer may not assign any of its rights, except with the prior written consent of Administrator, unless to Customer's Affiliate in connection with a corporate restructuring, so long as such assignee Affiliate is as financially sound as Customer as determined by such Affiliate having an a financial rating by a nationally recognized credit rating agency, such as AM BEST, Moodys, or S&P. which is equivalent to or better than Customer as the time of assignment, or Customer otherwise remains liable for the Customer's obligations hereunder in the case of an insolvency of such assignee Affiliate. Any purported assignment by Customer of rights without Administrator's prior written consent is void, and Administrator is entitled to terminate this Agreement effective as of the date Administrator obtains knowledge of the purported assignment without prejudice to Administrator's claims for damages.

             (c)  This  Agreement  is  binding  upon  the  Parties'   respective
                  successors and permitted assigns.

     17.8. Governing Law. The laws of the State of New York, without giving effect to its choice of law principles, govern all matters arising under or relating to this Agreement and all of the transactions it contemplates, including, without limitation, its validity, interpretation, construction, performance and enforcement. The Parties further agree that the Uniform Computer Information Transactions Act (UCITA) does not apply to this Agreement.

     17.9. Forum. Each Party irrevocably agrees that any legal action, suit or proceeding brought by it in any way arising out of this Agreement must be brought solely and exclusively in the United States
             District Court for the Southern District of New York or, in the state courts of the State of New York if the legal action, suit or proceeding lacks the subject matter jurisdiction to be brought in such District Court, and irrevocably accepts and submits to the sole and exclusive in personam jurisdiction of each of the aforesaid courts, generally and unconditionally with respect to any action, suit or proceeding brought by it or against it by the other Party. Notwithstanding the foregoing, either party may pursue the relief described in Section 16.1(i) in any United States District Court in the State of Kansas, in which case, notwithstanding
             Section 17.8 above, the laws
             of the State of Kansas. without giving effect to its choice of law principles, shall govern such proceedings.

     17.10. Waiver of Trial by Jury. EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES. EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL.

     17.11.  Notices.

             (a) Each Party will deliver any notices required or desired pursuant to this Agreement in writing. Notices are deemed given: (i) if by hand delivery, upon receipt thereof; (ii) if mailed, five (5) days after deposit in the U.S. mails, postage prepaid, certified mail, return receipt requested; or (iii) if sent via overnight courier upon receipt. Customer will address all notices to the Administrator at the address at 5801 SW 6th Avenue, Topeka, Kansas 66636-0001 to the attention of its General Counsel. Administrator will address all notices to Customer at the addresses indicated below, to the attention of its General Counsel. (In the case of notice to an Affiliate of Customer who may have executed a Joinder Agreement, then at the addresses indicated in the Joinder Agreement, to the attention of its General Counsel.) Either Party may change its address by giving written notice to the other Party in accordance with the terms of this paragraph.

                Customer Addresses for Notice:

                SunAmerica Annuity and Life Assurance Company
                Attn: General Counsel
                1999 Avenue of the Stars
                Los Angeles, CA 90067

                American General Life Assurance Company of Delaware
                Attn: General Counsel
                2929 Allen Parkway, AT30
                Houston, Texas 77019

                The United States Life Insurance Company in the City of New York
                Attn: General Counsel
                2929 Allen Parkway, AT30
                Houston, Texas 77019

             (b) The Parties acknowledge that only certain individuals are authorized to act on their behalf and on behalf of one or more of their respective Affiliates. Customer shall notify Administrator in writing of the name and title of each officer of Customer, as well as the name and title of each individual to act on behalf of each Customer Designee, and the limitations on each such individual's authority, to act on behalf of Customer. Administrator shall notify Customer in writing, on behalf of Administrator and each relevant Affiliate of

                  Administrator, the name and title of each authorized representative of Administrator and its Affiliates and the limitations on each such individual's authority to act on behalf of Administrator.

     17.12. Survival. All provisions hereof relating to proprietary rights, confidentiality and non-disclosure, indemnification and limitation of liability survive the completion of the Services or any earlier termination, expiration or rescission of this Agreement.

     17.13. EEO Requirements. To the extent applicable, the equal employment opportunity and affirmative action requirements set forth in 41
             C.F.R. Part 60-1.4(a) (women and minorities), 41 C.F.R. Part 60-250.5(a) (covered veterans) and 41 C.F.R. Part 60-741.5(a) (individuals with disabilities) are hereby incorporated by reference into this Agreement.

     17.14. Non-Solicitation. The Parties agree that, unless otherwise agreed to by the Parties in writing, during the term of this Agreement and for a period of one (1) year after the expiration or termination of this Agreement, neither Party shall directly or indirectly solicit for hire as an employee or engagement as an independent contractor an employee of the other Party who is or was, within one year, involved with the provision of the Services or receipt of the benefits thereof provided under this Agreement; provided that this prohibition shall not apply in respect of: (a) any such employee who responds to general advertisements or solicitations or recruitment searches not specifically targeted by the Party or any of its Affiliates at any of the other Party's employees or who is referred by search firms or employment agencies or similar entities so long as such entities have not been instructed by the Party or any of its Affiliates or representatives to solicit such employees;
             (b) who approaches the Party of his or her own initiative, without any direct or indirect solicitation by the other Party or any of its Affiliates or search firms, employment agencies or similar entities engaged by them; (c) who has been given or has given notice of termination or resignation to the other Party prior to commencement of employment discussions between the Party and such specific employee; or (d) with whom the Party or any of its Affiliates are currently having employment discussions prior to the date of this Agreement, or any hires made by the Party pursuant to any of the foregoing. The Parties agree that, in the event of any violation of this provision, the liquidated damages to be paid by the breaching Party, as its sole obligation, shall be fifty percent (50%) of the individual's annual base salary or one hundred twenty-five thousand dollars ($_______), whichever is less.

     17.15. Services Provided Prior to Effective Date. All services provided by Administrator which were rendered prior to the Effective Date (including services provided under the Letter Agreement) in anticipation of the Parties executing this Agreement shall be governed solely by this Agreement.

     17.16. Legal Fees. In any litigation or proceeding between the Parties hereto arising out of or in connection with this Agreement, the prevailing Party is entitled to recover its costs, legal fees and expenses (including allocated costs of in-house staff counsel).

     17.17. Headings. The section headings are used in this Agreement for reference and convenience only and do not affect this Agreement's construction or interpretation.

     17.18. Governing Order; Subsequent Modifications. In the event of a conflict between:

             (a) this Agreement and any Exhibit to this Agreement, the terms of the Exhibit shall prevail;

             (b) this Agreement and a Statement of Work, the terms of the Statement of Work shall prevail;

             (c) this Agreement, a Statement of Work and an Attachment to a Statement of Work, the Statement of Work will prevail (as between the Statement of Work and any Attachment to the Statement of Work, the Attachment will prevail specifically and only with respect to the additional or different terms that are included in such Attachment); and

             (d) this Agreement, a Statement of Work, an Attachment to a Statement of Work and the Operating Guidelines, the Operating Guidelines will prevail.

     17.19. Construction. In this Agreement and the Statement of Work, Exhibits and Attachments to this Agreement:

             (a) references to any law, legislative act, rule or regulation mean references to such law, legislative act, rule or regulation in changed or supplemented form or to a newly adopted law, legislative act, rule or regulation replacing a previous law, legislative act, rule or regulation;

             (b)  references  to  and  mentions  of  the  word   "including"  or
                  "include" or the phrase "E.G." will mean "including, without limitation" or "include, without limitation;"

             (c) unless otherwise specifically provided: (i) in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding," (ii) the word "dollar" and the symbol "$" refer to United States Dollars, and (iii) the word "day" means calendar day unless otherwise specified; and

             (d) unless otherwise specifically set forth in this Agreement, all consents and approvals to be given by either Party under this Agreement shall not be unreasonably withheld, delayed, denied or conditioned and each Party shall make only reasonable requests under this Agreement.

     17.20. Counterparts. The Parties may execute this Agreement in any number of duplicate originals and in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement. The signatures of all of the Parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile is as effective as executing and delivering this Agreement in the presence of the other Party to this Agreement. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Party. Any Party delivering an executed counterpart of this Agreement by facsimile will also deliver a manually executed counterpart of this Agreement as soon as reasonably practicable following transmittal by facsimile, but the failure to do so does not affect the validity, enforceability or binding effect of this Agreement.

     17.21. Third Party Beneficiaries. Each Party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity, including without limitation any Governmental Authority, Permitted Subcontractor and Customer Designee.

     17.22. Entire Agreement. This Agreement, together with the exhibits, schedules, attachments and Statement of Work, constitutes the entire agreement between the Parties in connection with the subject matter hereof and supersedes all prior and contemporaneous agreements (including the Letter Agreement), understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations and/or agreements between the Parties in connection with the subject matter hereof except as set forth in this Agreement. The Parties also understand, acknowledge and agree that, unless otherwise specified in a written instrument signed by an officer of each Party, no additional terms or changes to these terms are valid or binding on the Parties, even if such additional terms or changes contain provisions to the contrary. Additionally, the Parties specifically agree that any language or provisions contained on Administrator's web site, statements of work or other Service documents, or contained in any "shrinkwrap" or "clickwrap" provided with a Work Product is of no force and effect.

                            [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

SE(2), INC.                               SUNAMERICA ANNUITY AND LIFE ASSURANCE
                                          COMPANY

By: /s/ James R. Scrlmark                 By: /s/ Tim W. Still
    -----------------------------------       ----------------------------------

Print Name: James R. Scrlmark             Print Name: Tim W. Still

Title: CFO                                Title: SVP & COO

Date: 2-24-11                             Date: 2/18/11


AMERICAN GENERAL LIFE INSURANCE           THE UNITED STATES LIFE INSURANCE
COMPANY OF DELAWARE                       COMPANY IN THE CITY OF NEW YORK

By: /s/ Don W. Cummings                   By: /s/ Don W. Cummings
    -----------------------------------       ----------------------------------

Print Name: Don W. Cummings               Print Name: Don W. Cummings

Title: SVP & CFO                          Title: SVP & CFO

Date: 2/22/11                             Date: 2/22/11


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                                   APPENDIX A
                                    GLOSSARY

"Account Guidelines" has the meaning specified in Section 1.3(c)(i) of the Agreement.

"Administrator" has the meaning specified in the preamble of the Agreement.

"Administrator Competitor" means any of the entities listed in Exhibit 10.

"Administrator Indemnitees" has the meaning specified in Section 9.2 of the Agreement.

"Administrator Materials" means: (1) the Administrator Software; (2) Administrator Confidential Information; (3) materials (including related customizations, modifications and training materials) that reflect or incorporate ideas from Administrator Software or Administrator's Confidential Information; and (4) all data processing techniques, business and policy administration policies, practices, procedures, processes, techniques and work flows and ideas and know-how contained or reflected in the foregoing developed by Administrator prior to the Effective Date or independently from this Agreement.

"Administrator Personnel" means the employees, agents, subcontractors and representatives of Administrator performing Services under this Agreement.

"Administrator Service Location(s)" means the facility or facilities owned or operated by Administrator and from which the Services are provided.

"Administrator Software" means depending on the context, a single System or collectively all the Systems owned or licensed directly from third parties by Administrator or any of its Affiliates and used from time to time by Administrator to perform the Services herein, including all modifications, enhancements and derivative works thereof, whenever made.

"Affiliate" means a person or entity that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with another person or entity or beneficially owns or has the power to vote or direct the vote of at least a majority of the voting stock (or of any form of voting equity interest in the case of a person that is not a corporation) of such other entity

"Agreement" has the meaning specified in the preamble of the Agreement.

"Applicable Law" means all laws, common laws, rules, regulations, codes, statutes, judgments, injunctions, orders, agreements, decrees, policies and other requirements of all Governmental Authorities applicable to the person, place and situation in question.

"Applicable TPA Laws" has the meaning specified in Section 1.6 of the Agreement.

"Baseline Audit Support" has the meaning specified in Section 3.11 of the Agreement.

"Billing Party" has the meaning specified in Section 12.3(b) of this Agreement.

"Business Days" means any day other than a Saturday, Sunday, that the New York Stock Exchange is open for trading.


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"Change Procedures" means the change control procedures set forth in Exhibit 7.

"Claim" has the meaning specified in Section 9.1 of the Agreement.

"Claims Notice" has the meaning specified in Section 9.5 of the Agreement.

"Commencement Date" means the date set forth in the applicable Transition Plan on which Administrator assumes full responsibility for delivery of the Contract administrative Services described in the applicable Statement of Work.

"Competitive Developments" has the meaning specified in Section 5.3(e) of the Agreement.

"Confidential Information" has the meaning specified in Sections 6.1 and 6.3 of the Agreement.

"Consumer Confidential Information" means all individually identifiable information about a consumer, in connection with a Contract issued, reinsured, or processed by Customer or its Affiliates, or in connection with the application, issuance or administration of such Contracts, and includes Underwriting Information about such consumers. A "consumer" is a Contract Holder as well as prospective, current and former employees and contractors of Customer or its Affiliates and shall also include personally identifiable financial information, or the equivalent, as defined by Title V of the Gramm-Leach-Bliley Act ("GLB"), as amended from time to time, or any other similar Applicable Law, including applicable state law equivalents, or any other similar Applicable Law, including applicable state law equivalents, pertaining to any past, current, or future Contract Holder in respect of any Contract or applicant therefor, or any other person, including former or current employees or contractors of Administrator and its Affiliates.

"Contract" means those annuity contracts identified in the applicable Statement of Work, together with all other terms and conditions of such annuity contracts, including the related prospectuses.

"Contract Accounting Books and Records" has the meaning set forth in Section 3.1 of this Agreement.

"Contract Holder" means a prospective, current or former insured or annuitant and includes the owner of a Contract, applicant for a Contract, the person who is insured under a Contract, the beneficiary under a Contract, or representative of any of the foregoing.

"Contract Holder Data" means all data relating to the rights and obligations of Customer and the Contract Holder under the Contracts which is required to be maintained, processed or generated by Administrator in connection with administration of the Contracts.

"Control" (including, with correlative meanings, the terms "Controlled by" and "under common Control with"), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

"Customer" has the meaning specified in the preamble to the Agreement.

"Customer Client" means a person or entity with which Customer or an Affiliate of Customer has a business relationship for which Customer or such Affiliate has assumed responsibility to provide


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services and which Customer or such Affiliate will have Administrator  provide a subset of the Services under the Agreement.

"Customer Competitor" means an entity which, either itself or has an Affiliate which, issues life insurance or annuities or provides administrative services similar to those provided by Customer.

"Customer Content" means any of Customer's, its Affiliates' or Customer Customer's unique materials (1) relating solely to Customer's or its Affiliates' business and (2) provided by Customer or a Customer Designee, excluding Consumer Confidential Information, but including, without limitation, any names, trademarks, images, photographs, illustration, data, confidential strategic business information, future marketing and business plans, other text unique to Customer's or its Affiliates', business and Contract administration policies, practices, procedures, processes, techniques and work flows and ideas and know-how contained or reflected in the foregoing, product content, and business requirements relating to those business processes which are the subject of this Agreement, as well as Systems which may be owned, acquired or licensed by Customer, other than Customer Software.

"Customer Designee" means a person (including that person's employees, agents, contractors and suppliers) who is identified by Customer as a person acting on behalf of or for the benefit of Customer relating to the Services.

"Customer Information" means all Customer Confidential Information, Consumer Confidential Information, Customer Content, Customer Software, Contract Holder Data, Contract Account Books and Records and Underwriting Information.

"Customer Indemnitees" has the meaning specified in Section 9.1 of the Agreement.

"Customer Software" means any System owned or licensed by Customer or its Affiliates (including any software modules, modifications and enhancements thereto) which is listed in Exhibit 5, and for which Administrator has been authorized by Customer or its Affiliates to utilize in performing the Services hereunder, but excluding any Administrator Software which Customer or its Affiliates have licensed.

"Default Performance Standards" has the meaning set forth in Section 1.4(d).

"Disputing Party" has the meaning specified in Section 12.3(b) of this Agreement.

"DRP" has the meaning specified in Section 15.3(a) of the Agreement.

"Early Termination Fee(s)" has the meaning specified in Section 13.2(b) of the Agreement.

"Effective Date" has the meaning specified in the preamble to the Agreement.

"End Date" means the later of (1) the expiration or termination of the applicable Statement of Work and (2) the last day of the Termination Assistance Period.

"Extraordinary Change" has the meaning specified in Section 2.5(g) of the Agreement.

"Force Majeure Event" has the meaning specified in Section 15.1 of the Agreement.


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"Governmental  Authority"  means any  court,  tribunal,  arbitrator,  authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, any governmental or quasi-governmental authority of any nature (including any division, department, agency, commission, instrumentality,
official,   organization,  unit,  body  or  entity),  and  any  non-governmental organization which has promulgated compliance standards applicable to the Services to be provided hereunder.

"Indemnified Damages" means all liabilities, losses and damages incurred, expenses reasonably incurred by an Indemnified Party (including reasonable fees of attorneys and other professional advisors and of expert witnesses incurred prior to the Indemnifying Party assuming the defense of a claim in accordance with this Agreement) and final judgments (regardless of how such monetary damages payable to a third party are characterized as part of such judgments, but subject to the limitations and exclusions in this Agreement), settlements and court costs.

"Indemnified Party" has the meaning specified in Section 9.5(a) of the Agreement.

"Indemnifying Party" has the meaning specified in Section 9.5(a) of the Agreement.

"Insolvency" means an event which results in a Party: (1) ceasing to carry on business as a going concern, making a general assignment for the benefit of creditors, filing a voluntary petition in bankruptcy petitioning for or instituting a liquidation under any bankruptcy, insolvency, incorporation or other applicable laws; or (2) having a petition in bankruptcy or any other case or proceeding in bankruptcy involving liquidation, dissolution or winding-up is filed, commenced or instituted against the other and remains undismissed for a period of thirty (30) calendar days; or (3) having a receiver or trustee is appointed for all or substantially all of the property and assets of the other.

"Jointly Developed Materials" has the meaning specified in Section 5.3(a) of the Agreement.

"Letter Agreement" means that certain letter agreement between the Parties dated August 4, 2010.

"Losses" means any and all damages, fines, penalties, deficiencies, losses, liabilities (including settlements and judgments) and expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts and professionals or other reasonable fees and expenses of litigation or other proceedings or of any claim, default or assessment).

"Malicious Code" means (1) any code, program, or sub-program whose knowing or intended purpose is to damage or interfere with the operation of the computer system containing the code, program or sub-program, or to halt, disable or interfere with the operation of the software, code, program, or sub-program, itself, or (2) any device, method, or token that permits any person to circumvent the normal security of the software or the system containing the code.

"Net Loss" has the meaning specified in Section 9.6(c) of the Agreement.

"Nonpublic Information" means all designs, concepts, ideas, requirements, specifications, calculations, drawings, diagrams, maps, charts, software, network structures, configurations, interfaces, components, processes, practices, policies, procedures, protocols, methodologies, reports, lists, analyses, compilations, data, studies, and other similar materials regarding the property, products, services, customers, or the existing or planned businesses or operations or


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any parts thereof of a Party,  any one or more of its  Affiliates,  disclosed by the Disclosing Party to the Recipient Party in connection with this Agreement or
any  Statement  of  Work  by  whatever  means,   including   orally,   visually,
electronically,   or  by  physical  delivery,  regardless  whether  specifically identified as "confidential" but which the Recipient Party knows or reasonably ought to know is confidential; however, in the case of Nonpublic Information orally or visually disclosed by Administrator, Administrator will, within ten
(10) days of the date of disclosure confirm that such information is Nonpublic Information in writing.

"Normal Change" has the meaning specified in Section 2.5(g) of the Agreement.

"Operating Guidelines" means the work flows and procedures used by Administrator to perform the Services, as defined in the applicable Statement of Work, in conformity with: (i) Applicable Law as interpreted by Customer in accordance with the terms of this Agreement; and (ii) those procedures and interpretations of Applicable Law specific to Customer as may be reasonably specified in writing by Customer in accordance with this Agreement and subsequently revised in accordance with this Agreement.

"Other Software List" has the meaning specified in Section 16.2(c) of the Agreement.

"Party" or "Parties" means Customer and Administrator, as signatories to this Agreement.

"Pass-Through   Expenses"  means  the  out-of-pocket   expenses   identified  as
'Pass-through Expenses' in Exhibit 6, which amounts are passed through at Administrator's cost without any administrative or other markup.

"Payment Threshold Amount" has the meaning specified in Section 12.4(d) of this Agreement.

"Permitted Subcontractors" means subcontractors that Administrator uses to provide the Services.

"Person" whether capitalized or not, includes an individual or any corporation, joint stock company, limited liability company, association, partnership (general or limited), joint venture, financial institution, firm, organization or unincorporated organization, individual, business or other trust or any other entity, or organization of any kind or character, including a Governmental Authority.

"Residuals" has the meaning specified in Section 6.6(c) of the Agreement.

"Restricted Activities" means any activity which would require or permit: (1) a Permitted Subcontractor's employees to: (a) have direct phone, face-to-face, email or other real-time communications with Contract Holders, Customer clients, or Customer personnel in connection with the Services, other than by means of "pre-formatted responses" (as defined below); or (b) access, use or transmit to any local storage device or print, any Consumer Confidential Information; or (2) a Permitted Subcontractor to perform services directly relating to this Agreement for which Administrator would reasonably likely pay such person five hundred thousand dollars ($500,000) or more annually. "Pre-formatted responses" means those responses which have been approved by Customer and are automatically generated by Administrator Software based on the following inputs and any other inputs that have been approved by Customer: acknowledgements of receipt, completion of a task, request for additional information, or reminder, whether such acknowledgement is sent via email or other correspondence.


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"Sales Tax" and "Sales  Taxes" have the meaning  specified in Section  7.8(a) of the Agreement.

"Security Incident" has the meaning specified in Section 6.8 of the Agreement.

"Security Regulations" has the meaning specified in Section 4.3 of the Agreement.

"Statement of Work" means any schedule attached to and made a part of this Agreement describing the specific Services to be provided to Customer and any other terms and conditions applicable to the performance of such Services.

"Services" means, collectively, the Administrator's services, as set forth in this Agreement and in the Statements of Work, the Transition Services, and the Termination Assistance Services.

"Service Level" or "Service Levels" has the meaning specified in Section 1.4(a) of the Agreement.

"Service Level Credit" has the meaning specified in Section 1.4(a) of the Agreement.

"Statement of Work" has the meaning specified in the recitals to the Agreement.

"System" is a collective reference to the hardware and computer software systems which may be the property of Administrator, Customer or a third party. A "System" includes all hardware, peripheral devices, software systems, databases and materials related thereto, which may include, without limitation, documentation, file layouts, firmware, computer software languages, utilities, flow charts, logic diagrams, source codes, object codes, and materials of any type whatsoever (tangible or intangible and machine or human readable) which incorporate or reflect the design, specifications, or workings of such programs and any changes, additions or modifications thereto.

"Term" has the meaning specified in Section 13.1 of the Agreement.

"Termination Assistance Period" means a period of time designated by Customer within thirty (30) days of the notice of termination of the applicable Statement of Work, commencing on the date such notice of termination is delivered to Administrator if Customer is the terminating Party, or to Customer, if Administrator is the terminating Party, for up to twenty-four (24) months after the delivery of notice as referred to above, during which Administrator will provide the Termination Assistance Services in accordance with Section 16.

"Termination Assistance Services" means (1) the Services (and any replacements thereof or substitutions therefore) other than the Services as may be described in the applicable Statement of Work, to the extent Customer requests in writing such additional Services during the Termination Assistance Period, (2)
Administrator's reasonable cooperation with Customer and/or any successor service provider designated by Customer to facilitate the transfer of the Services under the applicable Statement of Work to Customer or such other service provider, and (3) any additional or new services requested by Customer in writing to facilitate the transfer of the Services under the applicable Statement of Work to Customer or such other service provider.

"Third Party Indemnitor" has the meaning specified in Section 9.5(b) of the Agreement.

"Threshold Amount" has the meaning specified in Section 12.4(b) of the Agreement.


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"Transition  Services"  has the meaning  specified  in Section  1.2(c)(i) of the
Agreement.

"Transition Plan" means a plan setting for the respective obligations of Administrator, Customer, Customer Designees and other third parties to transition the administrative services to be provided hereunder from Customer or a third party service provider, to Administrator, as such plan is approved in writing (or via email) by the Project Managers for Administrator and Customer, a summary of which, as of the Effective Date, is attached to the Statement of Work for Transition Services.

"Type A Variance" has the meaning specified in Section 9.6(b) of the Agreement.

"Type A Net Loss" has the meaning specified in Section 9.6(c) of the Agreement.

"Type B Variance" has the meaning specified in Section 9.6(b) of the Agreement.

"Variance" has the meaning specified in Section 9.6(a) of the Agreement.

"Underwriting Information" means the information obtained from a consumer or from a third party provider of information which is used in underwriting an application processed by Customer or its Affiliates which may or may not be a "consumer report," as that term is defined in the federal Fair Credit Reporting Act or any other applicable federal or state law.

"Withholding Taxes" has the meaning specified in Section 7.8(h) of the Agreement.


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                         INDEX OF EXHIBITS AND SCHEDULES

Exhibit 1    TPA Mandatory Terms

Exhibit 2    Form of Nondisclosure Agreement for Administrator Personnel

Exhibit 3    Security Procedures

             Attachment A to Exhibit 3  Basic Employee Background Investigation
                                        Policy Requirements

             Attachment B to Exhibit 3  Background Check Disqualifying Standards

             Attachment C to Exhibit 3  Additional Safeguards

Exhibit 4    Permitted Subcontractors

Exhibit 5    Customer Software

Exhibit 6    Fees and Charges

             Attachment A to Exhibit 6  Standard Rates

Exhibit 7    Change Procedures

             Attachment A to Exhibit 7  Project Change Request

Exhibit 8    Policy Administration and Processing Services (Standard and
             Optional)

Exhibit 9    Service Levels and Service Level Credits

Exhibit 10   Administrator Competitors

Exhibit 11   Disaster Recovery

Exhibit 12   Forms of Statements of Work


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